Filed Pursuant to Rule 424(b)(5)

Registration No. 333-84764

Prospectus supplement

(to prospectus dated July 19, 2002)

307,990 shares

Class A common stock

PMA Capital Corporation is issuing 307,990 shares of Class A common stock to certain holders of our 6.50% Senior Secured Convertible Debentures due 2022 who, in connection with our redemption of $35 million aggregate principal amount of such debentures, have elected to receive all or a portion of the redemption price in excess of principal amount of the debentures in shares of Class A common stock, valued at $8.00 per share.

We will not receive any proceeds from the issuance of these shares of Class A common stock.

Our Class A common stock is traded on the NASDAQ National Market under the symbol PMACA. On June 14, 2006, the last reported sale price for our Class A common stock was $9.92 per share.

Investing in our Class A common stock involves a high degree of risk. See “ Risk factors” beginning on page S-4 of this prospectus supplement and on page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares of Class A common stock to the holders of our debentures on June 20, 2006.

June 15, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document or that any information we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents that we have filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

PMA Capital Corporation

We are a property and casualty insurance holding company, which offers through our subsidiaries workers’ compensation and, to a lesser extent, other standard lines of commercial insurance, primarily in the eastern part of the United States. These products are written through The PMA Insurance Group, our property and casualty insurance segment, which has been in operation since 1915. Our Run-off Operations include our prior reinsurance and excess and surplus lines operations. Additionally, we have a Corporate and Other segment, which primarily includes corporate expenses, including debt service.

Our business profile changed significantly in 2003 and 2004. On November 4, 2003, we announced a third quarter pre-tax charge of $150 million to increase the loss reserves for our reinsurance business for prior accident years. Following this announcement, A.M. Best Company, Inc. (“A.M. Best”) reduced the financial strength ratings of PMA Capital Insurance Company (“PMACIC”), our reinsurance subsidiary, and The PMA Insurance Group companies, our primary insurance business, to B++ (Very Good). The B++ financial strength rating constrained The PMA Insurance Group’s ability to attract and retain business during 2004. As a result of the reserve charge and ratings change, on November 6, 2003, we announced our decision to cease writing reinsurance business and to run off our existing reinsurance business, previously known as PMA Re. Our Run-off Operations remain a significant component of our financial position, representing 35% of our consolidated assets as of December 31, 2005. We also decided in November 2003 to suspend the payment of dividends on our Class A Common stock.

On November 15, 2004, we exchanged $84.1 million aggregate principal amount of 6.50% Senior Secured Convertible Debt due 2022 (the “Debentures”) for $84.1 million aggregate principal amount of 4.25% Senior Convertible Debt due 2022. We did not receive any proceeds as a result of the exchange offer. The exchange allowed us to extend the first put date associated with our convertible debt from September 2006 to June 2009. We also issued an additional $15 million aggregate principal amount of Debentures on November 15, 2004.

On November 15, 2004, A.M. Best restored The PMA Insurance Group’s financial strength rating to A- (Excellent) after we changed our corporate structure and extended the first put date associated with our convertible debt. This rating restoration has enabled us to increase new business written and business retention rates in 2005 compared to 2004.

The PMA Insurance Group

The PMA Insurance Group emphasizes its traditional core business, workers’ compensation insurance. We also provide a range of other commercial insurance products but generally only if they complement our workers’ compensation products, primarily including commercial automobile, multi-peril and general liability coverages. The PMA Insurance Group focuses primarily on middle-market and large accounts operating in our principal marketing territory concentrated in the eastern part of the United States. Approximately 88% of this business was produced through independent agents and brokers in 2005.

The PMA Insurance Group competes on the basis of its ability to offer tailored workplace disability management solutions to its clients, its long-term relationships with its agents and brokers, its localized service and its reputation as a high-quality claims and risk control service provider.

The PMA Insurance Group has the ability to handle multi-state clients based in its operating territory but which have operations in other parts of the United States by being authorized to do business in all 50 states along with Puerto Rico and the District of Columbia for workers’ compensation, general liability, commercial automobile and multi-peril coverages. The PMA Insurance Group intends to continue writing other lines of property and casualty insurance, but generally only if such writings complement its core workers’ compensation business. The PMA Insurance Group’s primary insurance subsidiaries (Pennsylvania Manufacturers’ Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company) will sometimes be referred to as the Pooled Companies because they share results under an intercompany pooling agreement.

Run-off Operations

In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. We are no longer writing new reinsurance business and are currently in the process of running off all liabilities. Run-off Operations also includes the results of our former excess and surplus lines business, which we placed in run-off in May 2002.

Recent Events

Following receipt of the approval of the Pennsylvania Insurance Department, on May 8, 2006, we received an “extraordinary dividend” in the amount of $73.5 million (the “Extraordinary Dividend”) from our wholly-owned subsidiary, PMACIC, which is the primary entity of our Run-off Operations. Under the terms of the Indenture, dated November 15, 2004, between us and U.S. Bank National Association, as supplemented by those certain First and Second Supplemental Indentures, dated November 15, 2004 (collectively, the “Indenture”), providing for the issuance of our Debentures, we are required to use a portion of the proceeds from the Extraordinary Dividend to redeem $35 million aggregate principal amount of the Debentures at a redemption price equal to 110% of the aggregate principal amount of the Debentures, plus accrued and unpaid interest through the date of redemption. Holders of the Debentures being redeemed may, at their election, choose to receive all or a portion of the redemption price in excess of the principal amount of the Debentures in shares of Class A Common Stock, valued at $8.00 per share.

Corporate Information

Our principal executive offices are located at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422. Our telephone number is (215) 665-5046 and our website is www.pmacapital.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

Class A common stock offered by us	307,990 shares

Class A common stock to be outstanding immediately following the offering	32,605,849 shares

Use of proceeds	We will not receive any proceeds from the issuance of the shares.

Risk factors	See “Risk factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NASDAQ National Market symbol	PMACA

The number of shares of our Class A common stock to be outstanding after the offering is based on 32,297,859 shares of Class A common stock outstanding as of June 14, 2006.

The number of shares of our Class A common stock to be outstanding after the offering does not take into account 1,849,960 shares of our Class A common stock reserved for issuance upon the exercise of currently outstanding stock options at a weighted average exercise price of $10.87 per share.

Risk factors

An investment in our Class A common stock involves risks. In addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors before deciding to purchase any shares of our Class A common stock. If any of the following risks occur, our business, prospects, reputation, results of operations or financial condition could be harmed. In that case, the trading price of our Class A common stock could decline, and you could lose some or all of your investment.

Reserves are estimates and do not and cannot represent an exact measure of liability. If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

We establish reserves representing estimates of future amounts needed to pay claims with respect to insured events that have occurred, including events that have not been reported to us. We also establish reserves for loss adjustment expenses, which represent the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process. Our reserves as of December 31, 2005 were in the aggregate $1.8 billion, consisting of $1.1 billion related to The PMA Insurance Group and $699 million related to the Run-off Operations. During the years ended December 31, 2005 and 2003, we increased our reserves for prior years’ losses and loss adjustment expenses by $26.8 million and $218.8 million, respectively. Reserves are estimates and do not and cannot represent an exact measure of liability. The reserving process involves actuarial models, which rely on the basic assumption that past experience, adjusted for the effect of current developments and likely trends in claims severity, frequency, judicial theories of liability and other factors, is an appropriate basis for predicting future outcomes. The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages than for property coverages. In many cases, significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. We refer to this business as “long-tail” business. Our major long-tail lines include our workers’ compensation and casualty reinsurance business. Long-tail products are generally subject to more unforeseen development and uncertainty than shorter-tail products. Additionally, as reinsurers rely on their ceding companies to provide them with information regarding incurred losses, reported claims for reinsurers become known more slowly than for primary insurers. This also generally leads to more unforeseen development and uncertainty.

Reserve estimates are continually refined through an ongoing process as further claims are reported and settled and additional information concerning loss experience becomes known. Because setting reserves is inherently uncertain, our current reserves may prove inadequate in light of subsequent developments. If we increase our reserves, our earnings for the period will generally decrease by a corresponding amount. Therefore, future reserve increases could have a material adverse effect on our results of operations, financial condition and financial strength and credit ratings.

We have recorded significant reserve charges in the past and if we experience additional significant reserve charges it could adversely affect our ability to continue in the ordinary course of our business.

We have recorded significant reserve charges in the past. In the first quarter of 2005, we recorded a charge of $30 million pre-tax, related to higher than expected claim frequency and severity on policies covering contractors’ liability for construction defects from accident years 1998 to 2001 written by our former excess and surplus lines operation and an increase in reported losses and continued volatility in pro rata professional liability reinsurance business written from accident years 1997 to 2001. In the third quarter of 2003, we recorded a charge of $150 million pre-tax, related to higher than expected underwriting losses, primarily from casualty reinsurance business written in accident years 1997 to 2000. As a result of this charge in 2003, the financial strength ratings of our insurance subsidiaries and our debt ratings were reduced, and we decided to exit the reinsurance business. We also suspended the payment of our regular cash dividend. Our capital position was diminished due to the 2003 reserve charges. If, in the future, actual losses and loss adjustment expenses are greater than our loss reserve estimates, which may be due to a wide range of factors, including inflation, changes in claims severity, frequency, judicial theories of liability and litigation trends and legislative or regulatory changes, we would have to increase reserves. A significant increase in reserves could have a material adverse effect on our insurance ratings and our ability to continue in the ordinary course of our business.

Because insurance ratings, particularly from A.M. Best, are important to our policyholders, downgrades in our ratings may adversely affect us.

Nationally recognized ratings agencies rate the financial strength of our principal insurance subsidiaries and our debt. Ratings are not recommendations to buy our securities.

Between November 2003 and November 2004, The PMA Insurance Group’s financial strength rating was downgraded from “A-” to “B++”. This constrained its ability to attract and retain business. Certain clients, particularly large account clients and clients in the construction industry, will not purchase property and casualty insurance from insurers with less than an “A-” (4th of 16) A.M. Best rating. The PMA Insurance Group’s “A-” rating was restored on November 15, 2004, which allowed us to significantly increase new business written and improve retention ratios for 2005 compared to 2004. However, any future downgrade in The PMA Insurance Group’s A.M. Best rating might result in a material loss of business as policyholders might move to other companies with higher financial strength ratings and we could lose key executives necessary to operate our business. Accordingly, such a downgrade to our insurer financial strength ratings will likely result in lower premiums written and lower profitability and would have a material adverse effect on our results of operations, liquidity and capital resources.

These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that we or our principal insurance subsidiaries can maintain or improve these ratings. Each rating should be evaluated independently of any other rating.

We may not have sufficient funds to satisfy our obligations under our indebtedness and our other financial obligations.

As of December 31, 2005, we had $196.2 million of outstanding indebtedness. Our ability to service our indebtedness and to meet our other financial obligations will depend upon both the future operating performance of The PMA Insurance Group and the results of our Run-off Operations and, thus, our ability to receive dividends from The PMA Insurance Group and PMACIC. The performance of The PMA Insurance Group is subject to market conditions and other factors, including factors beyond our control.

PMACIC, our run-off subsidiary, is subject to an Order of the Pennsylvania Insurance Department that limits its ability to declare or pay dividends or any other type of distribution. Pursuant to the order, PMACIC may not declare or pay any “extraordinary” dividend, which under Pennsylvania law includes any payment from an insurance company’s assigned statutory surplus, without obtaining the prior approval of the Pennsylvania Insurance Department. PMACIC is permitted to declare and pay ordinary dividends, which are paid from a company’s unassigned statutory surplus. At March 31, 2006 (prior to the payment by PMACIC of a dividend in the amount of $73.5 million) PMACIC had $203.3 million of statutory surplus, of which $9.7 million is classified as unassigned statutory surplus.

Under Pennsylvania law, the Pennsylvania Insurance Department also has the authority to seek to rescind ordinary dividends if the Department believes that following payment of the dividend, the policyholders’ surplus is not reasonable in relation to its outstanding liabilities and adequate for the company’s financial needs.

To the extent we are unable to receive further dividends from PMACIC or The PMA Insurance Group at times and in amounts necessary to meet our debt obligations and corporate expenses we may need to raise additional capital through the sale of securities or certain of our assets. However, we may not be able to enter into or complete any such transactions by the maturity date or put date of our indebtedness or on terms and conditions that are acceptable to us. In addition, we may be required to use all or a portion of the proceeds of such transactions to repay obligations under our Debentures or our 8.50% Monthly Income Senior Notes due 2018.

The indentures governing our indebtedness restrict our ability to engage in certain activities.

The indentures governing our indebtedness restrict our ability to, among other things:

•	incur additional debt;

•	pay dividends on or redeem or repurchase capital stock;

•	make certain investments;

•	enter into transactions with affiliates;

•	transfer or dispose of capital stock of subsidiaries; and

•	merge or consolidate with another company.

The above restrictions could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities.

Because credit ratings are important to our creditors, downgrades in our credit ratings may adversely affect us.

Nationally recognized rating agencies rate the debt of PMA Capital Corporation. Ratings are not recommendations to buy our securities. A downgrade in our debt ratings will affect our ability to raise additional debt with terms and conditions similar to our current debt, and, accordingly, will increase our cost of capital. In addition, a downgrade of our debt ratings will make it more difficult to raise capital to refinance any maturing debt obligations and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries.

Our reserves for asbestos and environmental claims may be insufficient.

Estimating reserves for asbestos and environmental exposures continues to be difficult because of several factors, including: (i) evolving methodologies for the estimation of the liabilities; (ii) lack of reliable historical claim data; (iii) uncertainties with respect to insurance and reinsurance coverage related to these obligations; (iv) changing judicial interpretations; and (v) changing government standards and regulations. Additionally, the potential exists for changes in federal and state standards for environmental clean-up and liability and changing interpretations of environmental and asbestos claims by courts resulting from the resolution of coverage issues. These coverage issues in cases where we are a party include disputes concerning proof of insurance coverage, questions of allocation of liability and damages among the insured and participating insurers, assertions that asbestos claims are not product or completed operations claims subject to an aggregate limit and contentions that more than a single occurrence exists for purposes of determining the available coverage. Therefore, our ultimate exposure for these claims may vary significantly from the amounts currently recorded, resulting in a potential future adjustment that could be material to our financial condition, results of operations and liquidity. At December 31, 2005, 2004 and 2003, gross reserves for asbestos-related losses were $26.9 million, $27.9 million, and $37.8 million, respectively ($13.2 million, $14.0 million and $17.8 million, net of reinsurance, respectively). Of the net asbestos reserves, approximately $10.2 million, $10.3 million and $14.9 million related to “incurred but not reported” (“IBNR”) losses at December 31, 2005, 2004 and 2003, respectively. At December 31, 2005, 2004 and 2003, gross reserves for environmental-related losses were $15.3 million, $16.1 million and $14.2 million, respectively ($5.0 million, $6.4 million and $8.8 million, net of reinsurance, respectively). Of the net environmental reserves, approximately $2.0 million, $3.0 million and $3.7 million related to IBNR losses at December 31, 2005, 2004, and 2003, respectively. All incurred asbestos and environmental losses were for accident years 1986 and prior.

The effects of emerging claims and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may harm our business by either extending coverage beyond our underwriting expectations or by increasing the number or size of claims. In addition to the uncertainties with respect to asbestos and environmental claims discussed above, recent examples of emerging claims and coverage issues that have affected us include:

•	increases in the number and size of claims relating to construction defects and mold, which often present complex coverage and damage valuation questions, making it difficult for us to predict our exposure to losses; and

•	changes in interpretation of the named insured provision with respect to the uninsured/ underinsured motorist coverage in commercial automobile policies, effectively broadening coverage and increasing our exposure to claims.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

We rely on independent agents and brokers and therefore we are exposed to certain risks.

Approximately 88% of The PMA Insurance Group’s business in 2005 was produced through independent agents and brokers. We do business with a large number of independent brokers on a non-exclusive basis and we cannot rely on their ongoing commitment to our insurance products.

In accordance with industry practice, our customers often pay the premiums for their policies to agents and brokers for payment over to us. These premiums are considered paid when received by the broker and, thereafter, the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the agent or broker. Consequently, we assume a degree of credit risk associated with our reliance on agents and brokers in connection with the settlement of insurance balances.

Additionally, the New York Attorney General and certain other state regulators have conducted investigations and taken legal actions against certain brokers and insurance companies concerning their compensation agreements and other practices. Various states’ Insurance Departments and Attorneys General have also made inquiries of and issued subpoenas to insurance companies and insurance producers domiciled or doing business in their states. We received inquiries in 2004 from the Pennsylvania and North Carolina Insurance Departments concerning our business relationships with brokers. We have responded fully to these inquiries and believe that our contractual relationships and business practices with agents and brokers are in compliance with all applicable statutes and regulations.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance and reinsurance subsidiaries (known as ceding). During 2005, we had $433.7 million of gross premiums written of which we ceded $48.5 million, or 11% of gross premiums written, to reinsurers for reinsurance protection. This reinsurance is maintained to protect our insurance and reinsurance subsidiaries against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2005, we had $1.1 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts. Our ability to collect reinsurance is dependent upon numerous factors including the solvency of our reinsurers, the payment performance of our reinsurers and whether there are any disputes or collection issues with our reinsurers. We perform credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract could have a material adverse effect on our results of operations and financial condition.

Because we are heavily regulated by the states in which we do business, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments.

This system of supervision and regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates, including us;

•	restrictions on the nature, quality and concentration of investments;

•	limitations on the rates that we may charge on our primary insurance business;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of a company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•	assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

On December 22, 2003, PMACIC entered into a voluntary agreement with the Pennsylvania Insurance Department. Pursuant to the agreement, PMACIC has agreed to request the Pennsylvania Insurance Department’s prior approval of certain actions, including: entering into any new reinsurance contracts, treaties or agreements, except as may be required by law; making any payments, dividends or other distributions to, or engaging in any transactions with any of PMACIC’s affiliates; making any withdrawal of monies from PMACIC’s bank accounts or making any disbursements, payments or transfers of assets in an amount exceeding five percent of the fair market value of PMACIC’s then aggregate cash and investments; incurring any debt, obligation or liability for borrowed money, pledging its assets or loaning monies to any person or entity (whether or not affiliated); appointing any new director or executive officer; or altering its or its Pennsylvania-domiciled insurance company subsidiaries’ ownership structure. Finally, the Pennsylvania Insurance Department may impose additional operational or administrative restrictions deemed necessary by the Pennsylvania Insurance Commissioner for implementation of the agreement. These restrictions, as well as any further restrictions on the conduct of PMACIC’s business, may adversely affect its ability to efficiently conduct the run-off of its insurance liabilities.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from obtaining rate increases on insurance policies offered by our primary insurance subsidiaries or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company.

In light of recent insolvencies of large property and casualty insurers, it is possible that the regulations governing the level of the guaranty fund or association assessments against us may change, requiring us to increase our level of payments.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses; and

•	volatility associated with the long-tail nature of the reinsurance business, which may impact our operating results.

The property and casualty insurance industry historically has been cyclical in nature. The demand for property and casualty insurance can vary significantly, rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry has been very competitive and the fluctuations in demand and competition and the impact on us of other factors identified above could have a negative impact on our results of operations and financial condition.

We operate in a highly competitive industry which makes it more difficult to attract and retain new business.

Our business is highly competitive and we believe that it will remain so for the foreseeable future. The PMA Insurance Group has six major competitors: Liberty Mutual Group, American International Group, Inc., Zurich/Farmers Group, St. Paul Travelers, The Hartford Insurance Group and CNA. All of these companies and some of our other competitors have greater financial, marketing and management resources than we do.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

•	an influx of new capital in the marketplace as existing companies attempt to expand their business and new companies attempt to enter the insurance and reinsurance business;

•	the enactment of the Gramm-Leach-Bliley Act of 1999 (which permits financial services companies, such as banks and brokerage firms, to engage in certain insurance activities), which could result in increased competition from financial services companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

•	changing practices caused by technology, which have led to greater competition in the insurance industry.

Many commercial property and casualty insurers and industry groups and associations currently offer alternative forms of risk protection in addition to traditional insurance products. These products, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups, have been instituted to allow for better control of risk management and costs. We cannot predict how continued growth in alternative forms of risk protection will affect our future results of operations, but it could reduce our premium volume.

Because our investment portfolio consists primarily of fixed-income securities, the fair value of our investment portfolio and our investment income could suffer as a result of fluctuations in interest rates.

We currently maintain and intend to continue to maintain an investment portfolio primarily of fixed-income securities. The fair value of these securities can fluctuate depending on changes in interest rates. Generally, the fair market value of these investments increases or decreases in an inverse relationship to changes in interest rates, while net investment income earned by us from future investments in fixed-income securities will generally increase or decrease in a direct relationship with changes in interest rates. Our overall investment strategy is to invest in high quality securities while maintaining diversification to avoid significant concentrations in individual issuers, industry segments and geographic regions. However, there can be no assurance that our investment securities will not become impaired or decline in quality or value. All of our fixed-income securities are classified as available for sale; as a result, changes in the market value of our fixed-income securities are reflected in our balance sheet. Changes in interest rates may result in fluctuations in the income from, and the valuation of, our fixed-income investments, which could have an adverse effect on our results of operations and financial condition.

We have exposure to catastrophic events, which can materially affect our financial results.

We are subject to claims arising out of catastrophes that may have a significant effect on our results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Although we actively manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes, or terrorist event, could exceed our reinsurance protection and may have a material adverse impact on our financial condition, results of operations and liquidity.

Man-made events, such as terrorism, can also cause catastrophes. For example, the attack on the World Trade Center has, to date, resulted in approximately $31 million in pre-tax losses to us, after deduction of all reinsurance and retrocessional protection. Because of the jury verdict on December 6, 2004 that concluded that the attack on the World Trade Center was two occurrences instead of one, our losses may increase. However, it is difficult to fully estimate our losses from the attack given the uncertain nature of damage theories and loss amounts, the possible development of additional facts related to the attack and whether the recent court decision will be successfully appealed. As more information becomes available, we may need to increase our estimate of these losses.

Although the Terrorism Risk Insurance Extension Act of 2005 (“TRIEA”), which expires December 31, 2007, may mitigate the impact of future terrorism losses in connection with the commercial insurance business offered by The PMA Insurance Group, future terrorist attacks may result in losses that have a material adverse effect on our financial condition, results of operations and liquidity. Pursuant to the provisions of TRIEA, if a covered terrorist act were to occur in 2006, The PMA Insurance Group would have a deductible of approximately $63 million.

We face a risk of non-availability of reinsurance, which could materially affect our ability to write business and our results of operations.

Market conditions beyond our control, such as the amount of surplus in the reinsurance market and natural and man-made catastrophes, determine the availability and cost of the reinsurance protection we purchase. We cannot assure you that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or a reduction in our insurance writings.

Purported class action lawsuits may result in financial losses and may divert management resources. In addition, we are subject to litigation in the ordinary course of our business.

We and certain of our directors and key executive officers are defendants in several purported class actions that were filed in 2003 in the United States District Court for the Eastern District of Pennsylvania by alleged purchasers of our Class A Common stock, 4.25% Senior Convertible Debt due 2022 (“4.25% Convertible Debt”) and 8.50% Monthly Income Senior Notes. On June 28, 2004, the District Court issued an order consolidating the cases under the caption In Re PMA Capital Corporation Securities Litigation (civil action no. 03-6121) and appointing Sheet Metal Workers Local 9 Pension Trust, Alaska Laborers Employers Retirement Fund and Communications Workers of America for Employees’ Pension and Death Benefits as lead plaintiff. On September 20, 2004, the plaintiffs filed an amended and consolidated complaint on behalf of an alleged class of purchasers of our securities between May 5, 1999 and February 11, 2004. The complaint alleges, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act, and Rule 10b-5 thereunder by making materially false and misleading public statements and material omissions during the class period regarding our underwriting performance, loss reserves and related internal controls. The complaint alleges, among other things, that the defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act by making materially false and misleading statements in registration statements and prospectuses about our financial results, underwriting performance, loss reserves and related internal controls. The complaint seeks unspecified compensatory damages, the right to rescind the purchases of securities in the public offerings, interest, and plaintiffs’ reasonable costs and expenses, including attorneys’ fees and expert fees. We intend to vigorously defend against the claims asserted in this consolidated action. By Order dated July 27, 2005, the District Court partially granted our previously filed Motion to Dismiss the Amended Complaint, dismissing all allegations with respect to The PMA Insurance Group, and otherwise denied the Motion to Dismiss. By virtue of the Order, the alleged class period was reduced to November 6, 2003. The lawsuit is in an early stage; therefore, it is not possible at this time to reasonably estimate the impact on us. However, the lawsuit may have a material adverse effect on our financial condition, results of operations and liquidity.

We are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of business, either as a liability insurer defending third-party claims brought against our insureds, or as an insurer defending coverage claims brought against it by our policyholders or other insurers.

Our failure to realize our deferred income tax asset could lead to a writedown, which could adversely affect our results of operations and financial position.

Realization of our deferred income tax asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other timing differences exist. As of December 31, 2005, our net deferred tax asset was $103.7 million. Failure to achieve projected levels of profitability could lead to a writedown in the deferred tax asset if the recovery period becomes uncertain or longer than expected.

We may require additional capital in the future, which may not be available or may be available only on unfavorable terms.

Our capital requirements depend on many factors, including our ability to write new and renewal business and rating agency capital requirements. To the extent that our existing capital is insufficient to meet these requirements, we may need to raise additional funds through financings.

Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our shareholders and the securities may have rights, preferences and privileges that are senior to those of our shares of Class A common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

We are an insurance holding company with no direct operations. Statutory requirements governing dividends from our principal operating subsidiaries could adversely affect our ability to meet our obligations.

We are a holding company that transacts substantially all of our business directly and indirectly through subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet our obligations on our outstanding debt and to pay dividends and our general and administrative expenses depends on the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends within any twelve month period and advances and repayments by our insurance operating subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds. Generally this limitation is the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus, but only to the extent of unassigned surplus. In addition, insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and could refuse to permit the payment of dividends of the maximum amounts calculated under any applicable formula.

Our business is dependent upon our key executives, certain of whom do not have employment agreements with restrictive covenants and can leave our employment at any time.

Our success depends significantly on the efforts and abilities of our key executives. We currently have employment agreements that include restrictive covenants with three of our key executives; however, we do not have employment agreements with our other executives. Accordingly, such other executives may leave our employment at any time. Our future results of operations could be adversely affected if we are unable to retain our current executives, attract new executives or if our current executives leave our employ and join companies that compete with us.

Provisions in our charter documents may impede attempts to replace or remove our current directors with directors favored by shareholders.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay or prevent changes in our board of directors that shareholders may desire. These provisions include:

•	requiring advance notice requirements for nominations for election to the board of directors or for proposing business that can be acted on by shareholders at meetings;

•	establishing a classified board of directors and permitting our board to increase its size and appoint directors to fill newly created board vacancies;

•	requiring shareholders to show cause to remove one or more directors; and

•	prohibiting shareholders from acting by written consent.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 27, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

•	our Current Report on Form 8-K pursuant to Item 1.01 filed with the SEC on March 23, 2006;

•	our Current Report on Form 8-K pursuant to Item 2.04 filed with the SEC on May 8, 2006;

•	our Current Report on Form 8-K pursuant to Item 5.02 filed with the SEC on May 11, 2006;

•	our Current Report on Form 8-K pursuant to Items 8.01 filed with the SEC on May 19, 2006;

•	the description of our Class A common stock set forth under Item 11 of our Registration Statement on Form 10/A, Amendment No. 3, as filed with the SEC on January 6, 1998, as amended by the information set forth in Part II, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and all other amendments and reports for the purpose of updating such description; and

•	the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A dated May 5, 2000 and incorporated herein by reference, including all amendments and reports for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectus incorporate). Written or oral requests for copies should be directed to us at the address below.

PMA Capital Corporation

Attn: Investor Relations

380 Sentry Parkway

Blue Bell, PA 19422

(215) 665-5046

Special cautionary notice regarding forward-looking statements

Some of the statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference constitute forward-looking statements. These statements discuss goals, intentions and expectations as to future trends, plans, events or other information relating to us, based on the current beliefs of our management as well as assumptions made by and information currently available to management. Words such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or similar phrases or expressions identify forward-looking statements.

The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;

•	any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;

•	adequacy of reserves for claim liabilities;

•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;

•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

•	regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;

•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	ability to implement and maintain rate increases;

•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;

•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and

•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of proceeds

We will not receive any of proceeds from the issuance of the shares of Class A common stock covered by this prospectus supplement.

Plan of distribution

We are issuing the shares of Class A common stock covered by this prospectus supplement pursuant to the terms of the certain Indenture, dated November 15, 2004, between us and U.S. Bank National Association, as supplemented by that certain First Supplemental Indenture, dated November 15, 2004 and further supplemented by that certain Second Supplemental Indenture, dated November 15, 2004. The shares of Class A common stock covered by this prospectus are being issued directly to those holders of our Debentures, who are tendering such debentures as part of our redemption of $35 million aggregate principal amount of such debentures and have elected to receive all or a portion of the redemption price in excess of the principal amount of the debentures in shares of Class A common stock. Under the terms of the Indenture, the redemption price payable by us is equal to 110% of the principal amount of the debentures and the holders tendering debentures in connection with the redemption may, in lieu of cash, elect to receive all or a portion of the 10% of the redemption price in excess of the principal amount in shares of our Class A common stock, valued at $8.00 per share. For more information about the terms of the debentures and the terms and provisions thereof relating to a holder’s ability to elect to receive shares of our Class A common stock under certain conditions, see our Registration Statement on Form S-4, dated October 1, 2004 (Registration No. 333-119435), filed with the SEC.

NASDAQ National Market Listing

Our Class A common stock is traded on the NASDAQ National Market under the symbol “PMACA.”

Legal matters

Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, has passed upon certain legal matters regarding the shares offered by this prospectus supplement and the accompanying prospectus.

Experts

Beard Miller Company LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules for the year ended December 31, 2005 and management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference herein and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Beard Miller Company LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$250,000,000

PMA Capital Corporation

Class A Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Stock Purchase Contracts

and

Units

PMA Capital Trust I

PMA Capital Trust II

Preferred Securities

guaranteed to the extent set forth herein

by PMA Capital Corporation

We will provide you with more specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $250,000,000.

PMA Capital Corporation’s Class A common stock, which is its only class of common stock, is listed on the Nasdaq Stock Market’s National Market under the symbol “PMACA”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 19, 2002.

You should rely only on the information contained in this document or incorporated by reference into this document. Neither we nor the Trusts have authorized anyone to provide you with information that is different. This prospectus and any supplement may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, PMA Capital Trust I and PMA Capital Trust II filed with the Securities and Exchange Commission utilizing a “shelf” registration process, relating to the Class A common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts, share purchase units, preferred securities and preferred securities guarantees described in this prospectus. Under this shelf registration process, we and PMA Capital Trust I and II may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $250,000,000.

This prospectus provides you with a general description of the securities that we and PMA Capital Trust I and II may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us, PMA Capital Trust I and II and the offered securities, please refer to the registration statement of which this prospectus forms a part. Each time we or PMA Capital Trust I and II sell securities, we and PMA Capital Trust I and II will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the right, in our sole discretion, to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, also known as the Securities Act.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

Unless otherwise indicated, all references in this prospectus or a supplement to “PMA Capital”, “we”, “our”, “us”, or similar terms refer to PMA Capital Corporation together with its subsidiaries. Similarly, unless otherwise indicated, all references in the prospectus or a supplement to the “Trust” or “Trusts” refer to either or both of PMA Capital Trust I and PMA Capital Trust II, as the context implies.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

BUSINESS OVERVIEW

PMA Capital Corporation

We are an insurance holding company focused on specialty insurance markets where we believe our underwriting expertise, experienced management and financial strength allow us to produce attractive returns. Through our operating subsidiaries, we are a leading provider of property and casualty reinsurance and a regionally focused provider of commercial property and casualty insurance. Our primary insurance business has been in operation since 1915 and our reinsurance operations began writing business in 1969. At March 31, 2002, we had total assets of approximately $4.1 billion and shareholders’ equity of approximately $575 million.

We conduct our insurance and reinsurance business through two specialty operating segments:

•	Our reinsurance operations, PMA Re, offer excess of loss and pro rata property and casualty reinsurance protection mainly through reinsurance brokers. PMA Re focuses on risk-exposed business, which we believe allows us to best utilize our underwriting and actuarial expertise.

•	Our property and casualty insurance operations, The PMA Insurance Group, write workers’ compensation, integrated disability and, to a lesser extent, other standard lines of commercial insurance, primarily in the eastern part of the United States. Currently, approximately 90% of The PMA Insurance Group’s business is produced through independent agents and brokers.

PMA Re. Our reinsurance operations conduct business mainly in the broker market. PMA Re provides treaty reinsurance on both a traditional and finite risk basis, and facultative reinsurance.

PMA Re competes on the basis of its ability to offer specialized products to its clients, its long-term relationships with brokers and insurance company clients, and its prompt and responsive service. PMA Re focuses on providing reinsurance to small- to medium-sized insurers, which we define as insurers with less than $500 million of statutory surplus.

The PMA Insurance Group. The PMA Insurance Group emphasizes its traditional core business, workers’ compensation insurance and integrated disability. We also provide a range of other commercial insurance products to our workers’ compensation customers, including commercial automobile and multi-peril coverages, general liability and related services. The PMA Insurance Group focuses primarily on middle-market and large accounts.

The PMA Insurance Group competes on the basis of its ability to offer tailored workplace disability management solutions to its clients, its long-term relationships with its agents and brokers, its localized service and its reputation as a high quality claims and risk control service provider.

The address of our principal executive offices is 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, and our telephone number is (215) 665-5046.

Recent Events

On May 1, 2002, we announced our decision to withdraw from the excess and surplus lines marketplace previously served by Caliber One. We are presently evaluating our options to dispose of this business, including disposal through a sale transaction or through run-off of the in-force policies and outstanding claim obligations. Our decision to withdraw from this business will allow us to focus our financial and management resources on our well-established and long-standing commercial reinsurance and insurance operations at PMA Re and The PMA Insurance Group, which provide us with the best opportunity to meet our long-term growth and return on equity goals. As a result of our decision to exit the excess and surplus lines business, we currently expect that, based on a preliminary assessment of the costs to exit this business, our second quarter 2002 results will include a charge in the range of approximately $35 million to $45 million pre-tax ($25 million to $30 million after-tax). Components of the charge are expected to include expenses associated with reinsurance costs for the exited business, long-term lease costs, severance and long-lived and other asset impairment charges, including the write off of $1.3 million of goodwill attributable to the Caliber One business segment. As a result of our decision to exit the excess and surplus lines business, the results of the segment will be reported as run-off operations commencing with the second quarter of 2002.

Following our first quarter 2002 earnings release and announcement to withdraw from the excess and surplus lines marketplace served by Caliber One, A.M. Best Company placed the financial strength rating of Caliber One Indemnity Company under review with negative implications, and Standard & Poor’s placed the financial strength ratings of PMA Capital Insurance Company, PMA Re’s insurance subsidiary, and the domestic insurance subsidiaries through which The PMA Insurance Group writes insurance business on credit watch with negative implications. On June 24, 2002, A.M. Best removed Caliber One Indemnity Company from under review and no longer assigns it a financial strength rating. In addition, A.M. Best placed the financial strength rating of PMA Capital Insurance Company and The PMA Insurance Group under review with negative implications. Depending upon the outcome of a further review of our business by A.M. Best and Standard & Poor’s, a downgrade of our ratings is possible.

On January 31, 2002, we abandoned a $100 million private offering of senior unsecured notes. We intended to issue two series of the notes with one due 2009 and the other 2012. The pricing of the notes was never completed. We did not accept any offers to buy the notes. This prospectus supersedes any offering materials used in the private offering.

The Trusts

Each Trust is a statutory business trust created under Delaware law pursuant to

•	a trust agreement executed by us, as sponsor of each Trust, and the trustees for each Trust, and

•	the filing of a certificate of trust with the Delaware Secretary of State.

Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

Each Trust exists for the exclusive purposes of

•	issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the Trust,

•	using the gross proceeds from the sale of the preferred securities and common securities to acquire a particular series of our subordinated debt securities, and

•	engaging in only those other activities necessary or incidental to the issuance and sale of the preferred securities and common securities and purchase of our subordinated debt securities.

We will indirectly or directly own all of the common securities of each Trust. The common securities of a Trust will rank equally, and payments will be made thereon on a pro rata basis, with the preferred securities of that Trust, except that, if an event of default under the restated trust agreement resulting from an event of default under our subordinated debt securities held by the Trust has occurred and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, we will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Trust. Each Trust is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

Unless otherwise disclosed in the related prospectus supplement, each Trust has a term of approximately 55 years, but may dissolve earlier as provided in the restated trust agreement of the Trust. Unless otherwise disclosed in the applicable prospectus supplement, each Trust’s business and affairs will be conducted by the trustee appointed by us, as the direct or indirect holder of all of the common securities. The holder of the common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a Trust. The duties and obligations of the trustees of a Trust will be governed by the restated trust agreement of the Trust.

Unless otherwise disclosed in the related prospectus supplement, two trustees of each Trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of, or affiliated with, us. One trustee of each Trust will be the property trustee. The property trustee will be a financial institution that is not affiliated with us, that has a minimum amount of combined capital and surplus of not less than $50,000,000 and that will act as property trustee under the terms set forth in the applicable prospectus supplement. The property trustee will also act as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. In addition, one trustee of each Trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the “Delaware trustee.” The Delaware trustee may be the property trustee, if it otherwise meets the requirements of applicable law. We will pay all fees and expenses related to each Trust and the offering of preferred securities and common securities.

The principal executive offices for each of the Trusts are located at c/o PMA Capital Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103-7590. The telephone number of each of the Trusts is (215) 665-5046.

FORWARD-LOOKING STATEMENTS

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are forward-looking and contain information about financial results, economic conditions, trends and known uncertainties. Words such as “believes,” “estimates,” “anticipates,” or similar words are intended to identify forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and our current operating plans based on assumptions regarding future events. Our actual results could differ materially from those expected by our management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

•	regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct our business;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	the ability to implement and maintain rate increases;

•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;

•	the lowering or loss of one or more of the financial strength or claims-paying ratings of our insurance subsidiaries;

•	adequacy of reserves for claim liabilities;

•	adverse property and casualty loss development for events the we insured in prior years;

•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

•	adequacy and collectibility of reinsurance that we purchase;

•	severity of natural disasters and other catastrophes; and

•	reliance on key management.

We describe these risks and uncertainties in greater detail under the caption “Risk Factors” below and in our recent Forms 8-K, 10-Q and 10-K filed with the Securities and Exchange Commission. These filings are described previously under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should not place undue reliance on any such forward-looking statements. We disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risk factors before making an investment in our securities. Our business faces significant risks. If any of the following risks actually occur, our business, financial condition, results of operations or prospects could be affected materially. In that case, our ability to make principal and interest payments or to pay dividends on our securities may be adversely affected and you may lose part or all or your investment.

Risks Related to Our Business

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses; and

•	volatility associated with the long-tail nature of the reinsurance business, which may impact our operating results.

The property and casualty insurance industry historically is cyclical in nature. The demand for property and casualty insurance can vary significantly, rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry and especially the reinsurance business also have been very competitive, although our insurance subsidiaries have experienced more favorable terms and pricing beginning in the second half of 2000 and continuing into 2002. These fluctuations in demand and competition and the impact on us of other factors identified above could have a negative impact on our results of operations and financial condition.

Because we operate in a highly competitive industry, we may be unable to maintain adequate rates.

The property and casualty insurance and reinsurance industry is highly competitive. PMA Re competes with approximately 35 U.S. and non-U.S. reinsurers none of whom dominate the U.S. market. The PMA Insurance Group has eight major competitors. Its primary competitors are Liberty Mutual Insurance Company, Royal & SunAlliance Insurance Company, American International Group, Inc., Zurich/Farmers Group, CNA Insurance Companies, Kemper Insurance Companies, Travelers Property & Casualty and The Hartford Insurance Group. Some of our competitors have greater financial, marketing and management resources than we do.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

•	an influx of new capital in the marketplace as existing companies attempt to expand their business and new companies attempt to enter the insurance and reinsurance business as a result of better pricing and/or terms;

•	the enactment of the Gramm-Leach-Bliley Act of 1999 (which permits financial services companies, such as banks and brokerage firms, to engage in certain insurance activities), which could result in increased competition from financial services companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business.

These developments could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance and reinsurance available. The significant amount of capital in the property and casualty marketplace has, until recently, resulted in the supply of insurance and reinsurance outpacing demand. This oversupply has made it difficult to achieve a level of rate adequacy related to the amount of risk undertaken. Although rates have improved recently, continued oversupply may negatively influence the sustainability of adequate rate changes, and accordingly, have an adverse effect on our earnings.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Like all insurers, we establish reserves representing estimates of future amounts needed to pay claims with respect to insured events that have occurred, including events that have not been reported to us. We also establish reserves for loss adjustment expenses, which represent the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process. Reserves are merely estimates and do not and cannot represent an exact measure of liability. The reserving process involves actuarial models, which rely on the basic assumption that past experience, adjusted for the effect of current developments and likely trends in claims severity, frequency, judicial theories of liability and other factors, is an appropriate basis for predicting future events. However, in many cases significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer’s payment of that loss. Further, liabilities for reinsurers generally become known more slowly than for primary insurers and are generally subject to more unforeseen development.

If, during that time, actual losses and loss adjustment expenses develop faster or are larger than our loss reserve estimates, which may be due to a wide range of factors, including inflation, changes in claims and litigation trends and legislative or regulatory changes, we would have to increase reserves. As a result, we would incur a charge to earnings in the period the reserves are increased. For example, in the first quarter of 2002, we took a charge of approximately $40 million to our pre-tax earnings as a result of higher than expected loss and loss adjustment expenses in our run-off excess and surplus lines business, which emerged in the first quarter of 2002 on casualty lines of business, primarily general liability, including policies covering contractors’ liability for construction defects, professional liability policies for the nursing homes class of business and commercial automobile, mainly for accident years 2000 and prior.

Reserve estimates are continually refined through an ongoing process as further claims are reported and settled and additional information concerning loss experience becomes known. Because setting reserves is inherently uncertain, our current reserves may prove inadequate in light of subsequent developments. As stated in the preceding paragraph, should we need to increase our reserves, our earnings for the period will generally decrease by a corresponding amount. Therefore, future reserve increases could have a material adverse effect on our results of operations and financial condition.

We have exposure to unpredictable catastrophes, which can materially affect our financial results.

We are subject to claims arising out of catastrophes that may have a significant effect on our results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Therefore, although we actively manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance and may have a material adverse impact on our financial condition, results of operations and liquidity.

Man-made events, such as terrorism, can also cause catastrophes. For example, the attack on the World Trade Center resulted in approximately $30 million in pre-tax losses to us, after deduction of all reinsurance and retrocessional protection, for 2001. This estimate is based on our analysis of the available facts known by us to date and our examination of known exposures. However, it is difficult to fully estimate our losses from the attack given the uncertain nature of damage theories and loss amounts, and the possible development of additional facts related to the attack. As more information becomes available, we may need to increase our estimate of these losses.

We are currently attempting to exclude coverage of losses due to terrorist activity after September 11, 2001, in our assumed reinsurance contracts where underwriters determine that there is a significant risk of loss from terrorism activities. For the commercial insurance business offered by The PMA Insurance Group, excluding our workers’ compensation business, state insurance departments must approve the terms of our insurance forms and new exclusions included in those forms. As of April 30, 2002, all states except for California, Georgia, Florida and New York, have approved terrorism exclusions for polices on commercial insurance business, other than workers’ compensation insurance. Accordingly, we are attempting to include terrorism exclusions when permitted. With respect to workers’ compensation insurance, terrorism exclusions are not permitted under workers’ compensation laws of any state or jurisdiction in which we operate. When underwriting existing and new workers’ compensation business, we are considering the added potential risk of loss due to terrorist activity, and this may lead us to decline to write or non-renew certain business. However, even when terrorism exclusions are permitted, because our clients may object to a terrorism exclusion in connection with business that we may still desire to write without an exclusion, some or many of our insurance policies or reinsurance contracts may not include a terrorism exclusion. Therefore, future terrorist attacks may result in losses that have a material adverse effect on our financial condition, results of operations and liquidity.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the customary insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance and reinsurance subsidiaries. During 2001, we had over $1.0 billion of gross written premiums of which we ceded approximately $248 million, or 24% of gross written premiums, to reinsurers for reinsurance protection. This reinsurance is maintained to protect our insurance and reinsurance subsidiaries against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2001, we had $1.21 billion of reinsurance receivables from reinsurers for losses that they are obligated to reimburse us for under our reinsurance contracts. The collectibility of reinsurance is largely a function of the solvency of reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency or inability to make payments under the terms of a reinsurance contract could have a material adverse effect on our results of operations and financial condition.

We face a risk of non-availability of reinsurance, which could materially affect our ability to write business and our results of operations.

Market conditions beyond our control, such as the amount of surplus in the reinsurance market and natural and man-made catastrophes like the terrorist attack on the World Trade Center, determine the availability and cost of the reinsurance protection we purchase. We cannot assure you that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or reduce our insurance writings. Due to the terrorist attack on the World Trade Center, for example, our reinsurers have generally included terrorism exclusions or limits in their reinsurance agreements written after September 11, 2001. Although this has not materially affected our business written or our results of operations, future terrorist attacks leading to claims under policies that we have written without terrorism exclusions may have a material adverse effect on our results of operations.

Because insurance ratings are important to our policyholders, downgrades in our insurance ratings may adversely affect us.

Rating agencies rate insurance companies based on financial strength and the ability to pay claims, factors more relevant to policyholders than investors. We believe that the ratings assigned by nationally recognized, independent rating agencies, particularly A.M. Best, are material to our operations. A. M. Best, Standard & Poor’s and Moody’s Investor Services currently rate our principal insurance subsidiaries. Ratings are not recommendations to buy our securities.

The rating scales of A.M. Best, S&P, and Moody’s are characterized as follows:

•	A.M. Best—A++ to S (“Superior” to “Suspended” )

•	S&P—AAA to R (“Extremely Strong” to “Regulatory Supervision”)

•	Moody’s—Aaa to C (“Exceptional” to “Lowest”)

As of May 1, 2002, our principal insurance subsidiaries had the following ratings:

	A. M. Best	S&P	Moody’s
PMA Capital Insurance Company(1)	A (“Excellent”—3rd of 16)	A (“Strong”—6th of 21)	A3 (“Good”—7th of 21)
Pooled Companies(2)	A-(“Excellent”—4th of 16)	A (“Strong”—6th of 21)	Baal (“Adequate”—8th of 21)

(1)	PMA Re writes its reinsurance business through PMA Capital Insurance Company.

(2)	The Pooled Companies (Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company) represent the subsidiary insurance companies through which The PMA Insurance Group writes its insurance business, which share results through an intercompany pooling agreement. The Pooled Companies are rated as one entity.

A downgrade in these ratings could affect our competitive position in the insurance industry and make it more difficult for us to market our products. A significant downgrade could result in a material loss of business as policyholders move to other companies with higher claims-paying and financial strength ratings. Following our first quarter 2002 earnings announcement and announcement to withdraw from the excess and surplus lines marketplace served by Caliber One, S&P placed the financial strength ratings of PMA Capital Insurance Company and the Pooled Companies on credit watch with negative implications. Further, A.M. Best placed the A (“Excellent”—3rd of 16) financial strength rating of Caliber One Indemnity Company, our discontinued excess and surplus lines company, under review with negative implications. On June 24, 2002, A.M. Best removed Caliber One Indemnity Company from under review and no longer assigns it a financial strength rating. In addition, A.M. Best placed the financial strength rating of PMA Capital Insurance Company and The PMA Insurance Group under review with negative implications. Depending upon the outcome of a further review of our businesses by A.M. Best and Standard & Poor’s, a downgrade of our ratings is possible.

These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our primary insurance subsidiaries can maintain these ratings. Each rating should be evaluated independently of any other rating.

Because we are heavily regulated by the states in which we do business, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	limitations on the rates that we may charge on our workers’ compensation business;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•	potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from obtaining rate increases on insurance policies offered by our primary insurance operations or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. As of June 30, 2002, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state, which would have a material adverse effect on our results of operations or financial condition. In light of recent insolvencies of large property and casualty insurers, it is possible that the regulations governing the level of the guaranty fund or association assessments against us may change, requiring us to increase our level of payments.

Because our reinsurance operations depend on a few reinsurance brokers for a large portion of their revenue, loss of business provided by them could adversely affect us.

We market our reinsurance products through reinsurance brokers. Four brokerage firms, Guy Carpenter, Benfield Blanch, Towers Perrin and AON Reinsurance, accounted for 80% of our reinsurance gross premiums written and 37% of our consolidated gross premiums written for the year ended December 31, 2001. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

Because our investment portfolio is made up primarily of fixed-income securities, the fair value of our investment portfolio and our investment income could suffer as a result of fluctuations in interest rates.

We currently maintain and intend to continue to maintain an investment portfolio made up primarily of fixed-income securities. The fair value of these securities can fluctuate depending on changes in interest rates. Generally, the fair market value of these investments increases or decreases in an inverse relationship with changes in interest rates, while net investment income earned by us from future investments in fixed-income securities will generally increase or decrease with interest rates. Our overall investment strategy is to invest in high quality securities while maintaining diversification to avoid significant concentrations in individual issuers, industry segments and geographic regions. All of our fixed-income securities are classified as available for sale; as a result, changes in the market value of our fixed-income securities are reflected in our balance sheet. Accordingly, changes in interest rates may result in fluctuations in the income from, and the valuation of, our fixed-income investments, which could have an adverse effect on our results of operations and financial condition.

Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our obligations and pay dividends.

We are a holding company that transacts all of our insurance business directly and indirectly through subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet our obligations on our outstanding debt and to pay dividends and our general and administrative expenses depends on the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends and advances and repayments by our insurance operating subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds. Approximately $56 million of dividends are available to be paid to us in 2002 from our domestic insurance subsidiaries without prior regulatory approval. In addition to the regulatory restrictions, our existing revolving credit and letter of credit facilities limit the amount of dividends that our subsidiaries may pay to us. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our debt obligations or to pay dividends on our capital securities.

The covenants in our debt agreements could limit our financial and operational flexibility, which could have an adverse effect on our financial condition, and limit the amount of dividends that we can pay on any class of capital stock.

We have incurred indebtedness and may incur additional indebtedness in the future. At March 31, 2002, we had $62.5 million outstanding under our credit facility and $23.8 million outstanding in letters of credit under our secured letter of credit facility. The agreements governing our indebtedness contain numerous covenants that limit, or have the effect of limiting, our ability to, among other things, borrow money, sell assets, merge or consolidate and make investments. These restrictions could limit our ability to take advantage of business and investment opportunities, and therefore, could adversely affect our financial condition, liquidity and results of operations. In addition, these agreements limit our ability to pay dividends on our Class A Common stock. In 2002, under the most restrictive covenants of these agreements, we would be able to pay dividends of approximately $15 million on any class of capital stock.

Our business is dependent upon our key executives who do not have employment agreements with restrictive covenants and can leave our employment at any time.

Our success depends significantly on the efforts and abilities of our Chairman, Frederick W. Anton III; our President and Chief Executive Officer, John W. Smithson; the President and Chief Operating Officer of PMA Re, Stephen G. Tirney; and the President and Chief Operating Officer of The PMA Insurance Group, Vincent T. Donnelly. We do not presently have employment agreements that include restrictive covenants with our key executives. Accordingly, our key executives may leave our employment at any time. Because our business is based to some extent upon relationships with our brokers and insureds, our future results of operations could be adversely affected if we are unable to retain our current executives or to attract new executives.

The number of shares of Class A common stock eligible for future sale could have an adverse effect on the value of our securities.

At June 30, 2002, PMA Foundation beneficially owned 5,558,050 shares, or 17.7%, of our Class A common stock, and our directors and executive officers beneficially owned 4,787,187 shares, or 14.8%, of our Class A common stock. Public or private sales of substantial amounts of our Class A common stock, or the perception that these sales might occur, could adversely affect the market price of our Class A common stock as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

PMA Foundation and our directors and executive officers collectively have significant shareholdings and may influence action requiring stockholder approval and may have interests different than, or adverse to, those of our other security holders.

PMA Foundation and our directors and executive officers beneficially owned approximately 32.5% of our Class A common stock at June 30, 2002. Except for one director, the board of directors of PMA Foundation and our board of directors are the same. As a result, these stockholders, acting alone or together, may be able to influence matters requiring approval by our stockholders and may have interests different than, or adverse to, those of our other security holders.

Our management will have broad discretion to use the proceeds of this offering and some uses may not yield a favorable return.

The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which security holders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the value of our securities to decline.

Provisions in our charter documents and the ownership of our shares of Class A common stock by PMA Foundation and management may impede attempts to replace or remove our board or management with management favored by stockholders.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay or prevent changes in our board of directors or management that stockholders may desire. These provisions include:

•	requiring advance notice requirements for nominations for election to the board of directors or for proposing business that can be acted on by stockholders at meetings;

•	establishing a classified board of directors and permitting our board to increase its size and appoint directors to fill newly created board vacancies;

•	requiring stockholders to show cause to remove one or more directors; and

•	prohibiting stockholders from acting by written consent.

•	the availability of capital stock for issuance from time to time at the discretion of our board of directors (see “—Authorized and Outstanding Capital Stock” and “—Preferred Stock”).

PMA Foundation and our directors and executive officers beneficially owned approximately 32.5% of our Class A common stock at June 30, 2002. Except for one director, the board of directors of PMA Foundation and our board of directors are the same. Accordingly, this ownership structure may prevent changes in our board of directors or management that stockholders may desire.

If a change in the board or management is delayed or prevented, the value of our securities could decline.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting subsidiaries, capital expenditures, the repurchase of shares of Class A common stock, the repayment of short-term borrowings or acquisitions.

Further, if we sell any securities during 2002, the provisions of our revolving credit facility require that we use all or part of the net proceeds of such sale or sales to repay the then outstanding indebtedness under the facility. The revolving credit facility expires on December 31, 2002, at which time a final installment of $62.5 million is due. As of June 30, 2002, the interest rate for our outstanding indebtedness under the facility was 3.3%.

Unless otherwise indicated in a prospectus supplement, the Trusts will use all proceeds received from the sale of its preferred securities to purchase our subordinated debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of determining this ratio, earnings represents pre-tax income (loss), which consists of income (loss) before income taxes, cumulative effect of accounting change (1999) and extraordinary loss (1997), plus fixed charges. Fixed charges include interest expense and the interest portion of rent expense. Our consolidated ratio of earnings to fixed charges is set forth below for each of the periods indicated:

	Year Ended December 31,
Three Months Ended March 31, 2002	2001	2000	1999	1998	1997
(a)	(a)	1.0x	4.1x	4.5x	2.5x

(a) Earnings were insufficient to cover fixed charges by $26.6 million and $4.4 million for the three months ended March 31, 2002 and the year ended December 31, 2001, due to pre-tax losses of $26.6 million and $4.4 million in the respective periods.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together

•	Class A common stock,

•	preferred stock,

•	unsecured senior or subordinated debt securities,

•	depositary shares, each representing a fraction of a share of Class A common stock or a particular series of preferred shares,

•	warrants to purchase Class A common stock,

•	warrants to purchase preferred stock,

•	warrants to purchase debt securities,

•	stock purchase contracts to purchase Class A common stock, and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase Class A common stock under the stock purchase contract, any of

(1)	our debt securities,

(2)	debt obligations of third parties, including U.S. Treasury securities, or

(3)	preferred securities of a Trust.

Each Trust may offer preferred securities representing undivided beneficial interests in its assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by us.

The aggregate initial offering price of the offered securities will not exceed $250,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Pursuant to our Restated Certificate of Incorporation, our authorized capital stock is 42,000,000 shares, consisting of

•	2,000,000 shares of preferred stock, par value $.01 per share, of which 40,000 shares were designated as Series A Junior Participating Preferred Stock, and

•	40,000,000 shares of Class A common stock, par value $5.00 per share.

As of June 30, 2002, we had 31,318,922 outstanding shares of Class A common stock. In addition, there were 2,899,023 shares of Class A common stock in treasury, and approximately 6,000,000 shares of Class A common stock reserved for issuance under various employee compensation plans. Holders of Class A common stock have received a right, entitling them, when such right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances. See “—Rights Agreement.” No shares of preferred stock are currently outstanding.

No holders of any class of our capital stock are entitled to preemptive rights.

In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. Our board of directors is empowered, without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the voting rights, preferences, limitations, conversion rights and special or relative rights of each series to be determined by it. The specific matters that may be determined by our board of directors include the dividend rights, voting rights, preemptive rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement, sinking and purchase fund provisions and other special rights and privileges of any wholly unissued series of preferred stock, the number of shares constituting that series and the terms and conditions of the issue of the shares.

The following is a summary of all material provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws. Because this summary is not complete, you should refer to our Restated Certificate of Incorporation and our Amended and Restated Bylaws for complete information regarding the provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws, including the definitions of some of the terms used below. Copies of our Restated Certificate of Incorporation and our Amended and Restated Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms of our Restated Certificate of Incorporation and our Amended and Restated Bylaws are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Class A Common Stock

The Class A common stock is our only class of common stock and will be referred to in the remainder of this prospectus as “Class A common stock” or “common stock.” Subject to any preferential rights of any preferred stock created by our board of directors, each outstanding share of our Class A common stock is entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of Class A common stock possess exclusive voting rights, except to the extent our board of directors specifies voting power with respect to any preferred stock that is issued.

Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock and does not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding-up of PMA Capital, holders of our Class A common stock will be entitled to receive on a pro-rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock.

The transfer agent and registrar for our Class A common stock is The Bank of New York.

Our Class A common stock is listed on the Nasdaq Stock Market’s National Market under the symbol “PMACA”. The shares of Class A common stock currently issued and outstanding are fully paid and nonassessable. Our shares of Class A common stock offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable. A more detailed description of our Class A common stock is set forth in our registration statement filed under the Securities Exchange Act of 1934 on Form 10/A on January 6, 1998, as amended by our Form 10-Q for the quarterly period ended June 30, 2000, and including any further amendment or report for the purpose of updating such description.

Preferred Stock

The particular terms of any series of preferred stock will be set forth in a prospectus supplement relating to the offering of preferred stock.

The voting rights, preferences, privileges, limitations, conversion rights and special or relative rights of any series, including the number of shares to constitute each series, dividend rights, redemptive rights, preemptive rights, terms of sinking, retirement or purchase fund provisions and liquidation preferences, if any, of the preferred stock will be fixed or designated pursuant to resolutions adopted by our board of directors. The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into Class A common stock will also be set forth in the prospectus supplement relating to the offering. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of Class A common stock to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the applicable prospectus supplement. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the series.

On May 3, 2000, our board of directors declared a dividend of rights to holders of record of our Class A common stock outstanding as of the close of business on May 22, 2000. When such rights become exercisable, holders of such rights shall be entitled to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances pursuant to the rights agreement. See “—Rights Agreement.”

Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or make more expensive or difficult unsolicited acquisitions or changes of our control. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our board of directors or current management without their agreement. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interests and the best interests of our stockholders.

These provisions include

•	the establishment of a classified board of directors, removal of directors for cause and the ability of our board to increase its size and to appoint directors to fill newly created directorships,

•	the requirement that stockholders show cause to remove directors,

•	the need for advance notice in order to raise business or make nominations at stockholders’ meetings,

•	the inability of stockholders to act by consent, and

•	the availability of capital stock for issuance from time to time at the discretion of our board of directors (see “—Authorized and Outstanding Capital Stock” and “—Preferred Stock”).

See “—Rights Agreement”, “—Restrictions on Ownership Under Insurance Laws” and “—Beneficial Ownership of Class A Common Stock” for other provisions applicable to us that may discourage takeovers.

Classified Board of Directors; Number of Directors; Filling of Vacancies

Our Amended and Restated Bylaws provide for a board of directors divided into three approximately equal classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for stockholders to change a majority of our board of directors. Our Amended and Restated Bylaws also provide that newly created directorships resulting from any increase in the authorized number of up to 24 directors, or any vacancy, may be filled by a vote of a majority of directors then in office. Accordingly, our board of directors may be able to prevent any stockholder from obtaining majority representation on the board of directors by increasing the size of the board and filling the newly created directorships with its own nominees.

Removal of the Board of Directors for Cause

Our Amended and Restated Bylaws permit our stockholders to remove the entire board of directors, a class of directors or any individual director only for cause. However, our stockholders may remove the entire board of directors without cause, if the vote of the stockholders is unanimous. Accordingly, it would be difficult for stockholders to remove directors other than by not re-electing the directors at annual meetings.

Advance Notice for Raising Business or Making Nominations at Meetings

Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected.

Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given to the secretary of PMA Capital timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. The chairman of the meeting will have the authority to make determinations of whether a stockholder’s notice complies with the procedures in the Amended and Restated Bylaws.

The business that may be conducted at a special meeting of stockholders is the business brought before the meeting by, or at the direction of, the board of directors.

To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the secretary of PMA Capital not later than the close of business on the 90th day before the one-year anniversary date of the immediately preceding year’s proxy statement. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of nominations to be brought before a special meeting of stockholders for the election of directors is required to be delivered to the secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice of any nomination for election as a director is required to set forth

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, the name and address of such person and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, or any successor rule or regulation, including such person’s written consent to being named a nominee and to serving as a director if elected; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made

(1)	the name and address of such stockholder, as they appear on our books, and of such beneficial owner,

(2)	the class and number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner, and

(3)	a representation that the nominating stockholder is at the time of giving notice, was or will be on the record date for the meeting and will be on the meeting date a holder of record of shares of PMA Capital entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the person named in the notice.

No Stockholder Action by Consent

Our Amended and Restated Bylaws prohibit stockholders to act by consent. Stockholders are allowed to act only at annual and special meetings. Therefore, a majority of our board of directors could delay consideration of any action that requires stockholder approval until an actual vote is taken at an annual or special meeting of stockholders, even if the proponents of the action would have sufficient stockholder votes to obtain approval of the action by consent prior to a stockholder meeting.

Rights Agreement

PMA Capital Corporation Rights

On May 3, 2000, our board of directors declared a dividend of one preferred share purchase right for each share of Class A common stock outstanding as of the close of business on May 22, 2000 and with respect to Class A common stock issued after that date until the distribution date, as defined below.

Each right, when it becomes exercisable, entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, at a purchase price of $65 per unit, subject to adjustment in specific circumstances.

Each right is subject to redemption at a price of $.001 per right. The description and terms of the rights are set forth in the rights agreement, dated as of May 3, 2000, between us and The Bank of New York, as rights agent. The rights will not be exercisable until the distribution date and will expire at the close of business on May 22, 2010, unless earlier redeemed by us as described below. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of PMA Capital including, without limitation, the right to vote or to receive dividends with respect to the rights or the Series A Junior Participating Preferred Stock relating to the right. A copy of the rights agreement has been filed as an exhibit to the registration statement that includes this prospectus. The description set forth below summarizes all material provisions of the rights agreement. However, the description does not purport to be complete and is qualified in its entirety by reference to the rights agreement. A more detailed description of our Series A Junior Participating Preferred Stock is set forth in our registration statement filed under the Exchange Act on Form 8-A on May 5, 2000, including any further amendment or report for the purpose of updating such description.

Series A Junior Participating Preferred Stock

Each share of Series A Junior Participating Preferred Stock, if issued

•	will not be redeemable,

•	will entitle holders to a preferential quarterly dividend payment of $1.00 per share, or an amount equal to 1000 times the dividend paid on one share of Class A common stock, whichever is greater,

•	will entitle holders upon liquidation to receive a preferential liquidation payment of $1,000 per share, or an amount equal to the 1000 times payment made on one share of Class A common stock, whichever is greater,

•	will have 1000 votes per share, and

•	will entitle holders to receive a payment equal to the payment made on one share of Class A common stock in the event shares of Class A common stock are exchanged in a merger or similar business combination.

Because of the nature of the Series A Junior Participating Preferred Stock ‘s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our Class A common stock.

Distribution Date

The rights will separate from the Class A common stock and become exercisable as of the date which is the earlier of

•	10 days after the date of a public announcement that a person or group of affiliated or associated persons, other than an exempted person, has become an “acquiring person” by obtaining beneficial ownership of at least 15% of the outstanding Class A Common stock, and

•	10 business days (or a later date determined by the board of directors before a person or group becomes an acquiring person) after a person or group begins, or publicly announces its intent to begin, a tender or exchange offer, which, if consummated, would result in that person or group becoming an acquiring person.

The date when the rights become exercisable is referred to as the “distribution date.” In general, an exempted person includes us, our subsidiaries, any of our employee benefit plans, and a person who owned 15% or more of the outstanding shares of Class A common stock on May 3, 2000 unless that person expresses an intent to control or take over PMA Capital, or purchases an additional 1% of the Class A common stock.

Until the distribution date, the Class A common stock certificates will also evidence the rights, and any transfer of shares of Class A common stock will constitute a transfer of rights. After the distribution date, the rights will separate from the Class A common stock and be evidenced by rights certificates PMA Capital will mail to all eligible holders of Class A common stock. Any rights held by an acquiring person and certain transferees of an acquiring person will be void and may not be exercised.

Anti-Dilution Provisions

The purchase price payable, and the number of units of Series A Junior Participating Preferred Stock or other securities issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Junior Participating Preferred Stock or the Class A common stock,

•	if holders of the Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Participating Preferred Stock or convertible securities at less than the current market price of the Series A Junior Participating Preferred Stock, and

•	upon the distribution to holders of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

No adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Junior Participating Preferred Stock on the last trading date prior to the date of exercise.

Consequences of a Person Becoming an Acquiring Person

•	Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may purchase that number of shares of the Class A common stock having a market value equal to twice the purchase price of the right. This feature of the plan is commonly referred to as a “Flip In.”

•	Flip Over. If, at any time after a person or group becomes an acquiring person, PMA Capital is acquired in a merger or similar business combination, unless pursuant to a “permitted offer” as described below, or 50% or more of the PMA Capital’s assets or earning power is sold, all holders of Rights except the acquiring person may purchase that number of shares of the acquiring entity having a market value equal to twice the purchase price of the right. This feature of the plan is referred to as a “Flip Over.”

A tender or exchange offer for all outstanding Class A common stock at a price and on terms determined, prior to the purchase of any shares under the tender or exchange offer, by at least a majority of our “disinterested directors” to be adequate and otherwise in our best interests and the best interests of our stockholders, other than the acquiring person will be a permitted offer. “Disinterested Directors” are directors of PMA Capital who are not its officers or employees and who are not the acquiring person or an associate or affiliate of the acquiring person, or have not been proposed or nominated as a director by the acquiring person.

Redemption

At any time until ten days, following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $.001 per right, payable in cash, Class A common stock or any other form of consideration deemed appropriate by our board of directors. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive such redemption price. The redemption price will be adjusted in the event of a stock split of, or stock dividends on, the Class A common stock.

Amendment

Prior to the stock acquisition date, we may by resolution of our board of directors and the rights agent will, if we so direct, supplement or amend any provision of the rights agreement without the approval of any holders of rights, including lowering to 10% from 15% the threshold used to determine an acquiring person. From and after the stock acquisition date we may by resolution of our board of directors and the rights agent shall, if we so direct, supplement or amend the rights agreement without the approval of any holders of rights, provided, however, that no such amendment can adversely affect the interest of the holders of rights.

Notwithstanding the above, the rights agreement may not be amended or supplemented at a time when the rights are not redeemable.

Certain Effects of the Rights Agreement

The rights agreement is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, is not in the best interests of our stockholders. The provisions of the rights agreement may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though that takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, at any time until ten days following the stock acquisition date redeem all, but not less than all the then outstanding rights at the redemption price.

Restrictions on Ownership Under Insurance Laws

Although our Restated Certificate of Incorporation and Amended and Restated Bylaws do not contain any provision restricting ownership as a result of the application of various state insurance laws, these laws will be a significant deterrent to any person interested in acquiring control. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled, as well as state corporation laws, govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding Class A common stock, unless the applicable insurance regulatory authorities determine otherwise.

Beneficial Ownership of Class A Common Stock

PMA Foundation beneficially owned 5,558,050 shares, or 17.7%, of our Class A common stock as of June 30, 2002. Except for one director, the board of directors of PMA Foundation and our board of directors are the same. Further, our management and directors beneficially owned 4,787,187 shares, or 14.8%, of our Class A common stock as of June 30, 2002. Accordingly, this ownership structure may discourage takeovers because it would be difficult for a party to engage in a takeover of us without getting the approval of our management and board of directors.

DESCRIPTION OF DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the “senior indenture.” Our subordinated debt securities are to be issued under two separate indentures. Our subordinated debt securities which are issued to one of the Trusts in connection with the issuance of preferred securities and common securities by that Trust are to be issued under an indenture which we sometimes refer to in this prospectus as the “Trust-issued subordinated indenture.” Our other subordinated debt securities are to be issued under an indenture which we sometimes refer to in this prospectus as the “subordinated indenture.” Each of the Trust-issued subordinated indenture and the subordinated indenture are between us and a trustee and the form of each is filed as an exhibit to the registration statement of which this prospectus forms a part. The Trust-issued subordinated indenture and the subordinated indenture are sometimes referred to herein collectively as the “subordinated indentures.” The senior indenture, the Trust-issued subordinated indenture and the subordinated indenture are sometimes referred to herein collectively as the “PMA Capital indentures” and each individually as a “PMA Capital indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities will be described in the applicable prospectus supplement.

Because the following summaries of the material terms and provisions of the PMA Capital indentures and the related debt securities are not complete, you should refer to the PMA Capital indentures and the debt securities for complete information regarding the terms and provisions of the PMA Capital indentures, including the definitions of some of the terms used below, and the debt securities. Wherever particular articles, sections or defined terms of a PMA Capital indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Wherever particular articles, sections or defined terms of a PMA Capital indenture, without specific reference to a particular PMA Capital indenture, are referred to, those articles, sections or defined terms are contained in all PMA Capital indentures. The senior indenture and the subordinated indenture are substantially identical, except for provisions relating to subordination. The subordinated indenture and the Trust-issued subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to one of the Trusts.

General

The PMA Capital indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue the debt securities thereunder from time to time in one or more series. (Section 3.1) The PMA Capital indentures do not limit the amount of other Indebtedness or the debt securities, other than certain secured Indebtedness as described below, which we or our Subsidiaries may issue. “Subsidiary” means, in respect of any Person, any Corporation, limited or general partnership or other business entity of which at the time of determination more than 50% of the voting power of the shares of its Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. (Section 1.1)

Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. As of the date of this prospectus, we had $62.5 million of unsecured and unsubordinated indebtedness all of which was outstanding under our revolving credit facility. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness of ours as described below under “ —Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. Further, any series of subordinated debt securities may be subordinated to any other series, and this information would be set forth in the applicable prospectus supplement.

Because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and stockholders to participate in any distribution of assets of any Subsidiary upon the Subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the Subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the Subsidiary. Accordingly, third-party debt issued by a Subsidiary would be senior to debt securities issued under the PMA Capital indentures with respect to such Subsidiary. As of the date of this prospectus, our Subsidiaries do not have any third-party debt outstanding. The rights of our creditors, including the holders of our debt securities, to participate in the distribution of stock owned by us in certain of the Subsidiaries, including our insurance Subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such Subsidiaries.

In the event our subordinated debt securities are issued to one of the Trusts in connection with the issuance of preferred securities and common securities by that Trust, such subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of that Trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of our subordinated debt securities will be issued to a Trust in connection with the issuance of preferred securities and common securities by that Trust.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes;

•	any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

•	the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, including, if applicable, any remarketing option or similar method, and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

•	whether any of such debt securities are to be redeemable at our option, whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof, and the terms of such option or obligation, as described under “— Redemption” below;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•	whether the debt securities will be convertible into common stock and/or exchangeable for other securities, whether or not issued by us, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount, or the method by which such portion will be determined, of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities;

•	whether the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

•	whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities issued to one of the Trusts, the terms and conditions of any obligation or right of ours or a holder to convert or exchange such subordinated debt securities into preferred securities of that Trust;

•	in the case of subordinated debt securities issued to one of the Trusts, the form of restated trust agreement and, if applicable, the agreement relating to our guarantee of the preferred securities of that Trust;

•	in the case of the subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

•	any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to such debt securities;

•	whether the provisions described below under “—Discharge, Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable PMA Capital indenture in respect of such debt securities. (Section 3.1)

We will have the ability under the PMA Capital indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for such purposes. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by us for such purposes. Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to

•	issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing, or

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5)

We have appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any debt securities, the PMA Capital indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the PMA Capital indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable PMA Capital indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The PMA Capital indentures provide that if

•	the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable PMA Capital indenture and a successor depositary is not appointed by us within 90 days of written notice,

•	we determine that the debt securities of a particular series will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect, or

•	an Event of Default with respect to a series of the debt securities has occurred and is continuing the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

If subordinated debt securities issued to one of the Trusts in connection with the issuance of preferred securities and common securities by that Trust provide for the payment by us of certain taxes, assessments or other governmental charges imposed on the holder of any such debt security, we will pay to the holder of any such debt security such additional amounts as provided in the applicable PMA Capital indenture. (Section 10.4 of the Trust-issued subordinated indenture)

We will make all payments of principal of, and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by

•	the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

•	an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable PMA Capital indenture to be then due and payable.

We will not be required to pay any additional amounts for or on account of

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

•	was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security,

•	presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or

•	presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request

•	to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or

•	to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)	any combination of items (1), (2) and (3).

In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4 of the senior indenture and the subordinated indenture)

Option to Extend Interest Payment Date

If provided in the related prospectus supplement, we will have the right at any time and from time to time during the term of any series of subordinated debt securities issued to a Trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of such series of subordinated debt securities. Certain United States Federal income tax consequences and special considerations applicable to such subordinated debt securities will be described in the related prospectus supplement. (Section 3.11 of the Trust-issued subordinated indenture)

Option to Extend Maturity Date

If provided in the related prospectus supplement, we will have the right to change or extend the stated maturity of the principal of the subordinated debt securities of any series issued to a Trust upon the liquidation of that Trust and the exchange of the subordinated debt securities for the preferred securities of that Trust, provided that

•	we are not in bankruptcy, otherwise insolvent or in liquidation,

•	we have not defaulted on any payment on such subordinated debt securities and no deferred interest payments have accrued,

•	the applicable Trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated,

•	the subordinated debt securities of such series are rated investment grade by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or another nationally recognized statistical rating organization, and

•	the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the applicable Trust.

If we exercise our right to liquidate the applicable Trust and exchange the subordinated debt securities for the preferred securities of the Trust as described above, any changed stated maturity of the principal of the subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years, plus an extended term of up to an additional 19 years if the conditions described above are satisfied, after the initial issue date of the preferred securities of the applicable Trust. (Section 3.14 of the Trust-issued subordinated indenture)

Redemption

If provided in the related prospectus supplement, we will have the right to redeem some or all of the debt securities. The prospectus supplement relating to the particular debt securities offered thereby will describe

•	whether and on what terms we will have the option to redeem such debt securities in lieu of paying additional amounts in respect of certain taxes, fees, duties, assessments or governmental charges that might be imposed on holders of such debt securities,

•	whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, and

•	whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased.

If provided in the related prospectus supplement, the holders of the debt securities may have the right to cause us to repay their indebtedness upon a change of control of PMA Capital.

The PMA Capital indentures provide that if we do not redeem all of the debt securities, the trustee will select the securities to be redeemed by such method as it shall deem fair and appropriate. If any debt securities are to be redeemed in part only, we will issue a new note for such securities in principal amount equal to the unredeemed principal portion. If a portion of your debt securities is selected for partial redemption and you convert or elect repurchase of a portion of your securities, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption. Unless otherwise provided in the prospectus supplement, notice of redemption setting forth the redemption date and redemption price must be given to all holders at least thirty days and not more than sixty days prior to the redemption date.

Except as otherwise provided in the related prospectus supplement, in the case of any series of subordinated debt securities issued to a Trust, if an Investment Company Event or a Tax Event shall occur and be continuing, we may, at our option, redeem such series of subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of such special event, at a redemption price equal to 100% of the principal amount of such subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the Trust-issued subordinated indenture)

For purposes of the Trust-issued subordinated indenture, “Investment Company Event” means, in respect of a Trust, the receipt by such Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, such Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such Trust. (Section 1.1 of the Trust-issued subordinated indenture)

For purposes of the Trust-issued subordinated indenture, “Tax Event” means, in respect of a Trust, the receipt by such Trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in, the laws of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of such Trust, there is more than an insubstantial risk that

•	such Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities,

•	interest payable by us on such subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States Federal income tax purposes, or

•	such Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges. (Section 1.1 of the Trust-issued subordinated indenture).

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption.

Covenants Applicable to Subordinated Debt Securities Issued to a Trust

We will covenant, as to each series of our subordinated debt securities issued to a Trust in connection with the issuance of preferred securities and common securities by that Trust, that we will not, and will not permit any of our Subsidiaries to,

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding capital stock or

•	make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks junior in interest to the subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any Subsidiary of ours if such guarantee ranks junior in interest to the subordinated debt securities of such series, other than

(a)	dividends or distributions in our common stock,

(b)	redemptions or purchases of any rights outstanding under a shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of stock under such plan in the future,

(c)	payments under any preferred securities guarantee of ours, and

(d)	purchases of common stock related to the issuance of common stock under any of our benefit plans for our directors, officers or employees,

if at such time

(1)	there shall have occurred any event of which we have actual knowledge that

(A)	with the giving of notice or lapse of time or both, would constitute an Event of Default under the applicable subordinated indenture and

(B)	in respect of which we shall not have taken reasonable steps to cure,

(2)	we shall be in default with respect to our payment of obligations under the preferred securities guarantee relating to such preferred securities, or

(3)	we shall have given notice of our election to begin an Extension Period as provided in the applicable subordinated indenture with respect to the subordinated debt securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. (Section 10.10 of the Trust-issued subordinated indenture)

In the event our subordinated debt securities are issued to a Trust in connection with the issuance of preferred securities and common securities of such Trust, for so long as such series of subordinated debt securities remain outstanding, we will also covenant

•	to maintain directly or indirectly 100% ownership of the common securities of such Trust; provided, however, that any permitted successor of ours under the applicable subordinated indenture may succeed to our ownership of such common securities,

•	not to voluntarily dissolve, wind-up or liquidate such Trust, except in connection with the distribution of our subordinated debt securities to the holders of preferred securities and common securities in liquidation of such Trust, the redemption of all of the preferred securities and common securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such Trust, and

•	to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause such Trust to remain classified as a grantor Trust for United States Federal income tax purposes. (Section 10.12 of the Trust-issued subordinated indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

Each PMA Capital indenture provides that we may not

(1)	consolidate or amalgamate with or merge into any Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, or

(2)	permit any Person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless

•	in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia,

•	in the case of (1) above, such Person will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of our obligations under such PMA Capital indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities,

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing, and

•	either we or the successor person has delivered to the trustee a certificate of an officer and an opinion of counsel stating that all of the above conditions have been met. (Section 8.1)

Events of Default

Each of the following events will constitute an Event of Default under the applicable PMA Capital indenture with respect to any series of debt securities issued thereunder, whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body

(1)	default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days,

(2)	default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise,

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series,

(4)	default in the performance, or breach, of any covenant or warranty of ours contained in the applicable PMA Capital indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such PMA Capital indenture,

(5)	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours or any of our Subsidiaries, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of any default under such Indebtedness having an aggregate principal amount outstanding of at least $50,000,000, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable PMA Capital indenture,

(6)	we or any of our Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith,

(7)	certain events in our or any of our Significant Subsidiaries bankruptcy, insolvency, rehabilitation or reorganization, and

(8)	any other Event of Default provided in or pursuant to the applicable PMA Capital indenture with respect to the debt securities of such series. (Section 5.1)

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, which meets any of the following conditions (in each case determined in accordance with generally accepted accounting principles):

•	Our and our other Subsidiaries’ investment in and advances to the Subsidiary exceed 10% of our total assets and the total assets of our Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Our and our other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of our total assets and the total assets of our Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Our and our other Subsidiaries’ equity interest in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceed ten percent of our income and the income of our Subsidiaries consolidated for the most recently completed fiscal year.

If an Event of Default with respect to the debt securities of any series, other than an Event of Default described in (7) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable PMA Capital indenture may declare the principal amount, or such lesser amount as may be provided for in the debt securities of such series, of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable PMA Capital indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest, or such lesser amount as provided for in the debt securities of such series, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each PMA Capital indenture provides that, if any event occurs which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series, the trustee will transmit, as and to the extent provided in the Trust Indenture Act, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of principal of or any premium on or any interest on or any additional amounts or the payment of any sinking fund installment, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (4) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.3)

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each PMA Capital indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such PMA Capital indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. (Section 6.2) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable PMA Capital indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

If an Event of Default with respect to a series of subordinated debt securities issued to a Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Trust may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such related subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. We may not amend the applicable subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities of such Trust. If the right to bring such direct action is removed, the applicable Trust may become subject to the reporting obligations under the Exchange Act. We will have the right under the subordinated indenture to set-off any payment made to such holder of preferred securities by us, in connection with a direct action. (Section 3.12 of the Trust-issued subordinated indenture) The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related subordinated debt securities.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement. See “Description of Preferred Securities—Events of Default; Notice.” (Section 5.8 of the Trust-issued subordinated indenture)

Modification and Waiver

We and the trustee may modify or amend a PMA Capital indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts or the date of redemption with respect to, any debt security,

•	reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security,

•	change our obligation to pay additional amounts with respect to any debt security,

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

•	reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the applicable PMA Capital indenture, modify any of the provisions in the applicable PMA Capital indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of such PMA Capital indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

•	make any change that adversely affects the right to convert or exchange any debt security into or for our common stock or other debt securities or other securities, cash or property in accordance with its terms,

•	modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of the subordinated debt securities, or

•	modify any of the above provisions. (Section 9.2)

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of a subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indenture and the Trust-issued subordinated indenture)

We and the trustee may modify or amend a PMA Capital indenture and the debt securities of any series without the consent of any holder in order to, among other things

•	provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets,

•	add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable PMA Capital indenture,

•	provide for a successor trustee with respect to the debt securities of all or any series,

•	cure any ambiguity or correct or supplement any provision in the applicable PMA Capital indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the applicable PMA Capital indenture which, in each case, will not adversely affect the interests of the holders of debt securities of any series,

•	add any additional Events of Default with respect to all or any series of debt securities,

•	secure the debt securities, or

•	provide for conversion or exchange rights of the holders of any series of debt securities. (Section 9.1)

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable PMA Capital indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable PMA Capital indenture with respect to debt securities of that series, except a default

•	in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or

•	in respect of a covenant or provision of the applicable PMA Capital indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

Under each PMA Capital indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under such PMA Capital indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

Discharge, Defeasance and Covenant Defeasance

Except for the obligations described in the next sentence, we may discharge all obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in Trust, funds in U.S. dollars or in the Foreign Currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit, if such debt securities have become due and payable, or to the maturity thereof, as the case may be. Notwithstanding any discharge of obligations as described in the preceding sentence, the following obligations will survive discharge

•	our obligation to cause to be kept a register for each series of debt securities that remain outstanding and to maintain an Office or Agency where debt securities of a series may be presented or surrendered for payment,

•	our obligations regarding the registration, transfer and exchange of debt securities,

•	our and the trustee’s obligation to deliver a new Security for any mutilated Security or a Security with a mutilated Coupon appertaining to it that is surrendered to the trustee, or for any destroyed, lost or stolen Security or Coupon upon evidence of the destruction, loss or theft of the Security or Coupon and delivery of security or indemnity as we and the trustee may require,

•	the trustee’s obligation to apply any funds deposited with it in discharge of our obligations in accordance with the provisions of the Securities and any Coupons appertaining thereto and the applicable PMA Capital indenture to the payment to the Holders of the Securities and any Coupons appertaining thereto of all sums due and to become due in respect of principal, and premium, if any, and interest and Additional Amounts, if any, and

•	any rights to convert or exchange Securities into our common stock or other securities (Section 4.1).

Each PMA Capital indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.1 thereof, we may elect either

•	to defease and be discharged from any and all obligations with respect to such debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust, or

•	to be released from our obligations with respect to such debt securities under certain covenants as described in any prospectus supplement or included in the PMA Capital indenture or any supplemental indenture, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities.

Such defeasance or such covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things,

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable PMA Capital indenture or any other material agreement or instrument to which we are a party or by which we are bound,

•	no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date,

•	we have delivered to the trustee an opinion of counsel, as specified in the applicable PMA Capital indenture, to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable PMA Capital indenture,

•	the applicable defeasance or covenant defeasance will not cause the trustee to have a conflicting interest under the Trust Indenture Act,

•	the applicable defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under the Investment Company Act or exempt from registration, and

•	we have delivered to the trustee an officer’s certificate that any debt securities then listed on a securities exchange will not be delisted. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

“Government Obligations” means debt securities which are

(1)	direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

If after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

(1)	the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable PMA Capital indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or

(2)	a Conversion Event occurs in respect of the Foreign Currency in which such deposit has been made;

the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on

•	in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or

•	with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect, as nearly as feasible, at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of

•	a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or

•	any currency unit or composite currency for the purposes for which it was established.

All payments of principal of, any premium and interest on, and any additional amounts with respect to, any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Sections 1.1 and 4.2)

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of the Subordinated Debt Securities

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 16.1 of the subordinated indentures). In the event of

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours, then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the subordinated indentures)

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full. (Section 16.4 of the subordinated indentures)

No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made

•	if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. (Section 16.2 of the subordinated indentures)

The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

The term “Senior Indebtedness” means all Indebtedness of ours outstanding at any time, except

•	the subordinated debt securities,

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities,

•	Indebtedness of ours to an Affiliate of ours,

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws,

•	trade accounts payable and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to

(1)	PMA Capital Trust I or PMA Capital Trust II or

(2)	any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any Affiliate of ours in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under “Description of Preferred Securities” below.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indentures)

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

The PMA Capital indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state. (Section 1.13 and Section 1.14 of the Trust-issued subordinated debenture)

Information Concerning the Trustee

We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

Under each PMA Capital indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable PMA Capital indenture and related matters. (Section 7.3)

The trustee shall have and be subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of senior notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to our common stock or a particular series of preferred stock) of a share of a common stock or a particular series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public. The shares of common stock or a class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share common stock or preferred stock represented by such depositary share, to all the rights and preferences of the common stock or preferred stock represented thereby (including dividend, voting, redemption and liquidation rights). The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the common stock or related class or series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

If we issue depositary shares we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits. The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received in respect of the related common stock or class or series of preferred stock to the record holders of depositary shares relating to such common stock or class or series of preferred stock in proportion to the number of such depositary shares owned by such holders. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related common stock or class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related common stock or class or series of preferred stock on the basis set forth in the prospectus supplement for such common stock or class or series of preferred stock, but holders of such whole common stock or preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common stock or preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional common stock or preferred stock be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

Whenever we redeem common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of common stock or the related class or series of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the common stock or preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Common Shares or Preferred Shares

Upon receipt of notice of any meeting at which the holders of the common stock or preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such common stock or preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the common stock or preferred stock, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred stock or common stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of common stock or preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common stock or class or series of preferred stock and any redemption of such common stock or preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common stock or preferred stock. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver common or preferred share certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing common or preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF THE WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

The following statements with respect to the common stock warrants and preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the forms of the Common Stock Warrant Agreement and the Preferred Stock Warrant Agreement filed as exhibits to the registration statement of which this prospectus forms a part.

General

The stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following

•	the offering price, if any,

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants,

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable,

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise,

•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire,

•	a discussion of certain United States Federal income tax considerations,

•	the call provisions, if any,

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable,

•	the antidilution provisions of the stock warrants, and

•	any other terms of the stock warrants.

The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent, indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. The signature must be guaranteed by a bank or Trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

Antidilution and Other Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of common stock or preferred stock, respectively. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Debt Warrant Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following

•	the offering price, if any,

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants,

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable,

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise,

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire,

•	a discussion of certain United States Federal income tax considerations,

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form,

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable,

•	the antidilution provisions of the debt warrants, and

•	any other terms of the debt warrants.

Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable PMA Capital indenture except as otherwise provided in the applicable PMA Capital indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the related prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either

•	senior debt securities or our subordinated debt securities,

•	debt obligations of third parties, including U.S. Treasury securities, or

•	preferred securities of a Trust.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to

•	the stock purchase contracts,

•	the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units, and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

DESCRIPTION OF PREFERRED SECURITIES

Each Trust will be governed by the terms of the applicable restated trust agreement. Under the restated trust agreement of a Trust, the Trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the restated trust agreement or made a part of the restated trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the subordinated debt securities purchased by the Trust using the proceeds from the sale of its preferred securities and its common securities. The subordinated debt securities issued to the Trust will be guaranteed by us on a subordinated basis and are referred to as the “corresponding subordinated debt securities” relating to the Trust. The Trusts will use all proceeds received from the sale of its preferred securities to purchase our subordinated debt securities.

The following summary sets forth the material terms and provisions of each restated trust agreement and the preferred securities to which any prospectus supplement relates. Because this summary is not complete, you should refer to the form of restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of that agreement and of the preferred securities, including the definitions of some of the terms used below. The form of restated trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference in this summary. Whenever particular sections or defined terms of a restated trust agreement are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Preferred Securities

Under the terms of the restated trust agreement for each Trust, the administrative trustee will issue the preferred securities on behalf of the Trust. The preferred securities will represent preferred beneficial interests in the Trust and the holders of the preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the common securities of the Trust, as well as other benefits under the corresponding restated trust agreement. The preferred securities of each Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of the Trust except as described under “—Subordination of Common Securities.” The property trustee will hold legal title to the corresponding subordinated debt securities in Trust for the benefit of the holders of the related preferred securities and common securities. The common securities and the preferred securities of each Trust are collectively referred to as the “trust securities” of the Trust.

We will issue a guarantee agreement for the benefit of the holders of each Trust’s preferred securities. Under such preferred securities guarantee, we will guarantee on a subordinated basis payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of such preferred securities, but only to the extent that the related Trust has funds on hand to make such payments. See “Description of Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the related prospectus supplement. In the event that any date on which distributions are payable on the preferred securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day, and without any additional distributions or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. (Section 4.1) A “Business Day” is any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the trustee for the corresponding subordinated debt securities is closed for business. (Section 1.1)

Distributions on each preferred security will be payable at a rate specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. (Section 4.1). References to “distributions” include any such additional distributions unless otherwise stated.

If provided in the applicable prospectus supplement, we have the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding subordinated debt securities for an Extension Period which will be specified in the related prospectus supplement. No Extension Period may extend beyond the stated maturity of the corresponding subordinated debt securities. See “Description of Debt Securities—Option to Extend Interest Payment Date.” As a consequence of any such extension, distributions on the corresponding preferred securities would be deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such preferred securities, by the Trust which issued such preferred securities during any such Extension Period. (Section 4.1)

The funds of each Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding subordinated debt securities in which the Trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on those corresponding subordinated debt securities, the property trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions, if and to the extent the Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on a limited basis as set forth herein under “Description of Preferred Securities Guarantees.”

Distributions on the preferred securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record dates will be one Business Day prior to the relevant distribution dates. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, each distribution payment will be made as described under “Global Preferred Securities.” In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date at least 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption.

Upon any repayment or redemption, in whole or in part, of any corresponding subordinated debt securities held by a Trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied by the property trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by us upon the concurrent repayment or redemption of the corresponding subordinated debt securities. (Section 4.2) If less than all of any series of corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

We will have the right to redeem any series of corresponding subordinated debt securities

•	at any time, in whole but not in part, upon the occurrence of a Special Event and subject to the further conditions described under “Description of Debt Securities—Redemption,” or

•	as may be otherwise specified in the applicable prospectus supplement.

A “Special Event” means an “Investment Company Event” or a “Tax Event,” each of which is described above under “Description of Debt Securities—Redemption.”

Special Event Redemption or Distribution of Corresponding Subordinated Debt Securities.

If a Special Event relating to the preferred securities and common securities of a Trust shall occur and be continuing, we have the right to redeem the corresponding subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, we have the right to dissolve the related Trust and after satisfaction of the liabilities of creditors of such Trust as provided by applicable law, cause such corresponding subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the Trust. If we do not elect to redeem the corresponding subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding, and in the event a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding subordinated debt securities. “Additional Sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by a Trust on the outstanding preferred securities and common securities of the Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event. (Section 1.1)

On and from the date fixed for any distribution of corresponding subordinated debt securities upon dissolution of a Trust

•	the trust securities will no longer be deemed to be outstanding,

•	the depositary or its nominee, as the record holder of the applicable preferred securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon such distribution and

•	any certificates representing such preferred securities not held by the depositary or its nominee will be deemed to represent beneficial interests in the corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance. (Section 4.2)

We cannot predict the market prices for the preferred securities or the corresponding subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a Trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding subordinated debt securities that you may receive on dissolution and liquidation of a Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

Preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. Redemptions of the preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the related Trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

If a Trust gives a notice of redemption, which notice will be irrevocable, in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary for the preferred securities funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. If such preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price, but without interest, and such preferred securities will cease to be outstanding. In the event that any date on which any redemption price is payable is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day, and without any interest or other payment in respect of any such delay, except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the related Trust or by us pursuant to the preferred securities guarantee as described under “Description of Preferred Securities Guarantees”, distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law, including, without limitation, United States Federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

Payment of the redemption price on the preferred securities shall be made to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date, which shall be one Business Day prior to the relevant redemption date; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

If less than all of the preferred securities and common securities issued by a Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, or by such other method as the property trustee shall deem fair and appropriate. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each restated trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the corresponding subordinated debt securities, on and after the redemption date interest will cease to accrue on such subordinated debt securities or portions thereof called for redemption and distributions will cease to accrue on the related preferred securities or portions thereof. (Section 4.2)

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each Trust’s preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities; provided, however, that if on any distribution date or redemption date an event of default under the corresponding subordinated debt securities shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Trust’s outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the Trust’s outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust’s preferred securities then due and payable.

In the case of any Event of Default under the restated trust agreement resulting from an event of default under the corresponding subordinated debt securities, the holder of such Trust’s common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the Trust’s common securities, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of a Trust

Pursuant to each restated trust agreement, each Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

(1)	certain events of our bankruptcy, dissolution or liquidation,

(2)	the distribution to the holders of its trust securities of corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities, if we, as Depositor, have given written direction to the property trustee to dissolve such Trust, which direction is optional and wholly within our discretion, as Depositor,

(3)	the redemption of all of the Trust’s trust securities following a Special Event,

(4)	the redemption of all of the Trust’s preferred securities as described under “—Redemption or Exchange—Mandatory Redemption”, and

(5)	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction. (Section 9.2)

If an early dissolution occurs as described in clause (1), (2) or (5) above or upon the date designated for automatic dissolution of the Trust, the Trust shall be liquidated by the trustee as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Trust as provided by applicable law, to the holders of such trust securities corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if such distribution is determined by the property trustee, in consultation with us, not to be practical, such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such Liquidation Distribution can be paid only in part because such Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Trust on its preferred securities shall be paid on a pro rata basis. Holders of such Trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

Any one of the following events constitutes an “Event of Default” under each restated trust agreement with respect to the applicable preferred securities, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(1)	the occurrence of an event of default in respect of the corresponding subordinated debt securities (see “Description of Debt Securities—Events of Default”),

(2)	default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days,

(3)	default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable,

(4)

default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in such restated trust agreement, other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (2) or (3) above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such restated trust agreement, or

(5)	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and the failure by the holder of the common securities of the applicable Trust to appoint a successor property trustee within 60 days thereof. (Section 1.1)

Within five Business Days after the occurrence of any Event of Default actually known to the property trustee, the property trustee shall transmit notice of such Event of Default to the holders of such Trust’s preferred securities, the administrative trustees and to us, as Depositor, unless such Event of Default shall have been cured or waived. We, as Depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and the administrative trustees are in compliance with all the conditions and covenants applicable to us and the administrative trustees under each restated trust agreement. (Sections 8.15 and 8.16)

If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of each Trust as described above. See “—Liquidation Distribution Upon Dissolution of a Trust.” The existence of an Event of Default under the restated trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof.

Removal of Trustee

Unless an event of default under the corresponding subordinated debt securities shall have occurred and be continuing, any trustee may be removed at any time by the holder of the common securities. If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of any Trust may at the time be located, the holder of the common securities and the administrative trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the property of any Trust, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee alone shall have power to make such appointment. (Section 8.9)

Merger or Consolidation of Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party shall be the successor of such trustee under each restated trust agreement, provided such corporation shall be otherwise qualified and eligible. (Section 8.12)

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “Liquidation Distribution Upon Dissolution of a Trust.” A Trust may, at our request, with the consent of only the administrative trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided, that

•	such successor entity either

(a)	expressly assumes all of the obligations of such Trust with respect to the preferred securities or

(b)	substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding subordinated debt securities,

•	the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any,

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect,

•	such successor entity has a purpose substantially identical to that of the Trust,

•	prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the Trust experienced in such matters to the effect that

(a)	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and

(b)	following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor any successor entity will be required to register as an “investment company” under the Investment Company Act, and

•	we or any permitted successor or assignee own all of the common securities of such successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

Notwithstanding the foregoing, a Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes. (Section 9.5)

Voting and Preemptive Rights

Except as provided below and under “Description of Preferred Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Section 6.1)

Amendment of Restated Trust Agreements

Each restated trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities

1.	to cure any ambiguity, correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement, or

2.	to modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States Federal income tax purposes as a grantor Trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act;

provided, however, that in the case of clause (1), such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any such amendments of a restated trust agreement shall become effective when notice thereof is given to the holders of trust securities of the applicable Trust.

Each restated trust agreement may be amended by us and the trustees with the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust securities, and receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the Trust’s status as a grantor trust for United States Federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, such restated trust agreement may not be amended to

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.2) So long as any corresponding subordinated debt securities are held by the property trustee, the trustee shall not

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or executing any Trust or power conferred on the property trustee with respect to such corresponding subordinated debt securities,

•	waive any past default that is waivable under Section 5.13 of the subordinated indentures as described in “Description of the Debt Securities—Modification and Waiver”,

•	exercise any right to rescind or annul a declaration that the principal of all the subordinated debt securities shall be due and payable, or

•	consent to any amendment, modification or termination of the subordinated indenture or such corresponding subordinated debt securities, where such consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

However, where a consent under the subordinated indenture would require the consent of each holder of corresponding subordinated debt securities affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the corresponding preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee shall notify each holder of preferred securities of any notice of default with respect to the corresponding subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as a corporation for United States Federal income tax purposes on account of such action. (Section 6.1)

Any required approval or action of holders of preferred securities may be given or taken at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in each restated trust agreement. (Sections 6.2, 6.3 and 6.6)

No vote or consent of the holders of preferred securities will be required for a Trust to redeem and cancel its preferred securities in accordance with the applicable restated trust agreement.

Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or any trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

The preferred securities of a Trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

The specific terms of the depositary arrangement with respect to the preferred securities of a Trust will be described in the related prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global preferred security, and the deposit of such global preferred security with or on behalf of the depositary, the depositary for such global preferred security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by such global preferred securities to the accounts of participants. Such accounts shall be designated by the underwriters or agents with respect to such preferred securities or by us if such preferred securities are offered and sold directly by us. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global preferred security.

So long as the depositary for a global preferred security, or its nominee, is the registered owner of such global preferred security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by such global preferred security for all purposes under the restated trust agreement governing such preferred securities. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by such global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any such preferred securities in definitive form and will not be considered the owners or holders thereof under the restated trust agreement.

Payments of any liquidation amount, premium or distributions in respect of individual preferred securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global preferred security representing such preferred securities. None of PMA Capital, the property trustee, any paying agent, or the securities registrar for such preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment in respect of a global preferred security representing any Trust’s preferred securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global preferred security for such preferred securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global preferred security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants.

Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of each Trust will provide that

•	if we advise the trustees in writing that the depositary is no longer willing or able to act as depositary and we fail to appoint a qualified successor within 90 days,

•	we at our option advise the trustees in writing that we elect to terminate the book-entry system through the depositary, or

•	after the occurrence of an event of default under the corresponding subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the property trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests, then the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global preferred securities. Individual preferred securities so issued will be issued in authorized denominations.

Payment and Paying Agency

Payments in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any Trust’s preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of such Trust. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any copaying agent chosen by the property trustee and acceptable to us and the administrative trustee. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to us and the property trustee. In the event the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

Registration of transfers of preferred securities will be effected without charge by or on behalf of each Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

Information Concerning the Property Trustee

The property trustee, other than during the occurrence of and continuation of a default by us in performance of any Trust-issued subordinated indenture, undertakes to perform, without negligence, acting in bad faith or willful misconduct, only those duties specifically set forth in each restated trust agreement, provided that it must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs after default with respect to any Trust-issued subordinated indenture. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable restated trust agreement at the request of any holder of preferred securities unless it is offered indemnity reasonably satisfactory to the property trustee against the costs, expenses and liabilities that might be incurred thereby. If in performing its duties under the restated trust agreement, the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable restated trust agreement or is unsure of the application of any provision of the applicable restated trust agreement, and the matter is not one on which holders of preferred securities are entitled under such restated trust agreement to vote, then the property trustee shall take such action as is directed by us. If it is not so directed, the property trustee shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Administrative Trustees

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trusts in such a way that no Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the corresponding subordinated debt securities will be treated as our indebtedness for United States Federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of Trust of each Trust or each restated trust agreement, that we and the administrative trustees determine in our and their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by each Trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. The property trustee will act as indenture trustee under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. In this prospectus, we refer to the property trustee acting as indenture trustee under each preferred securities guarantee as the “guarantee trustee.” Because the following summary of certain provisions of the preferred securities guarantees is not complete, you should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of each preferred securities guarantee, including the definitions of some of the terms used below. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this summary. Whenever particular sections or defined terms of a preferred securities guarantee are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Reference in this summary to preferred securities means the Trust’s preferred securities to which a preferred securities guarantee relates. The guarantee trustee will hold each preferred securities guarantee for the benefit of the holders of the related Trust’s preferred securities.

General

We will irrevocably agree to pay in full on a subordinated basis, to the extent described herein, the Guarantee Payments, as defined below, without duplication of amounts theretofore paid by or on behalf of the Trust, to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the Trust may have or assert other than the defense of payment. The following Guarantee Payments with respect to the preferred securities, to the extent not paid by or on behalf of the related Trust, will be subject to the preferred securities guarantee

•	any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the Trust has funds on hand available for payment at such time,

•	the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the Trust has funds on hand available for payment at such time, and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless the corresponding subordinated debt securities are distributed to holders of such preferred securities, the lesser of

(a)	the Liquidation Distribution, to the extent such Trust has funds available for payment at such time and

(b)	the amount of assets of such Trust remaining available for distribution to holders of preferred securities.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the Trust to pay such amounts to such holders. (Section 5.1)

Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the related Trust’s payment obligations under the preferred securities. Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection.

If we do not make interest payments on the corresponding subordinated debt securities held by a Trust, the Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all other Indebtedness of ours, including all debt securities, except those ranking equally or subordinate by their terms. See “—Status of the Preferred Securities Guarantees.” Because we are a holding company, our rights and the rights of our stockholders and creditors, including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee, to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The right of creditors of ours, including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee, to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

Our obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the applicable restated trust agreement, the subordinated indenture and any supplemental indentures thereto and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the preferred securities. See “The Trusts,” “Description of Preferred Securities,” and “Description of Debt Securities.”

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all other Indebtedness of ours, except those ranking equally or subordinate by their terms. (Section 6.2)

Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any Trust, partnership or other entity affiliated with us which is a financing vehicle of ours. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity (Section 5.4). Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the preferred securities of the corresponding subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by us. We expect from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

Payment of Additional Amounts

We will make all Guarantee Payments pursuant to the preferred securities guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by

•	the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

•	an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the related preferred securities such additional amounts as may be necessary so that every Guarantee Payment pursuant to the preferred securities guarantee made to such holder, after such withholding or deduction, will not be less than the amount provided for in such preferred securities guarantee to be then due and payable.

We will not be required to pay any additional amounts for or on account of

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

(a)	was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of preferred securities, or receipt of payment under such preferred securities guarantee,

(b)	presented such preferred security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such preferred security could not have been presented for payment elsewhere, or

(c)	presented such preferred security for payment more than 30 days after the date on which the payment in respect of such preferred security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such preferred security for payment on any day within that 30-day period,

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge,

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such preferred security to comply with any reasonable request by us or the Trust addressed to the holder within 90 days of such request

(a)	to provide information concerning the nationality, residence or identity of the holder or such beneficial owner, or

(b)	to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge, or

(4)	any combination of items (1), (2) and (3).

In addition, we will not pay any additional amounts with respect to the preferred securities guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such preferred security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the preferred securities.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities, in which case no vote will be required, no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. (Section 8.2). All guarantees and agreements contained in each preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding. (Section 8.1)

Events of Default

An event of default under each preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of such preferred securities guarantee or to direct the exercise of any Trust or power conferred upon the guarantee trustee under such preferred securities guarantee. (Section 5.4)

If the guarantee trustee fails to enforce a preferred securities guarantee, any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. (Section 5.4)

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the preferred securities guarantee. (Section 2.4)

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in each preferred securities guarantee and, after default with respect to any preferred securities guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1). Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that might be incurred thereby. (Section 3.2)

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate and be of no further force and effect upon

•	full payment of the redemption price of the related preferred securities,

•	the distribution of the corresponding subordinated debt securities to the holders of the related preferred securities, or

•	upon full payment of the amounts payable upon liquidation of the related Trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee. (Section 7.1)

New York Law to Govern

Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed wholly in that state. (Section 8.5)

Expense Agreement

Pursuant to the expense agreement entered into by us under the restated trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom a Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the preferred securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the preferred securities or such other similar interests, as the case may be.

PLAN OF DISTRIBUTION

We may sell offered securities in any one or more of the following ways from time to time

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	any other method permitted by law.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including

•	the name or names of any underwriters, dealers or agents,

•	the purchase price of the offered securities and the proceeds to us from such sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, or

•	any trading market or securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agent soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Each series of offered securities will be a new issue and, other than the shares of Class A common stock which are listed on the Nasdaq Stock Market, will have no established trading market. We may elect to list any series of offered securities on the over-the-counter market or an exchange, and in the case of Class A common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

PMA Capital Corporation

We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•	public reference room maintained by the SEC in: Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our web site at http://www.pmacapital.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this prospectus.

The Trusts

We have not included or incorporated by reference in this prospectus any separate financial statements for the Trusts. We do not believe that these financial statements would provide holders of securities with any important information for the following reasons

•	we will own all of the voting securities of the Trusts,

•	the Trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our subordinated debt securities, and

•	we are fully and unconditionally guaranteeing the obligations of the Trusts as described in this prospectus.

The Trusts are not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, known as the Exchange Act, and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can include important information in this prospectus or any supplement by referring the reader to those documents. We incorporate by reference all of the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 and our Form 10-Q/A, Amendment No. 1, amending our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002.

•	Our Current Reports on Form 8-K filed with the SEC on February 7, May 2 and June 17, 2002.

•	The description of our Class A Common Stock set forth under Item 11 of our Registration Statement on Form 10/A, Amendment No. 3, as filed with the Commission on January 6, 1998, as amended by the information set forth in Part II, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and all other amendments and reports for the purpose of updating such description.

•	The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A dated May 5, 2000 and incorporated herein by reference, including all amendments and reports for the purpose of updating such description.

We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus but prior to the termination of any offering of securities made by this prospectus. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We will provide at no cost to each holder, including any beneficial owner of the offered securities, to whom this prospectus or any supplement is delivered, a copy of such reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus or any supplement. Please direct your oral or written request to Albert D. Ciavardelli, Vice President—Finance, at our principal executive offices located at:

1735 Market Street, Suite 2800

Philadelphia, PA 19103-7590

(215) 665-5046

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the Trusts and their preferred securities and the validity of our securities will be passed upon for the Trust and us by Ballard Spahr Andrews & Ingersoll, LLP. Additional legal matters may be passed on for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this Registration Statement and the financial statement schedules included in the Annual Report on Form 10-K for the year ended December 31, 2001, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

307,990 shares

Class A common stock

Prospectus supplement

June 15, 2006